UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ANADIGICS, INC.

(Name of Registrant as Specified In Its Charter)

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141 Mt. Bethel Road
Warren, NJ 07059
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2014

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS”), will be held on May 6, 2014 at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, for the purpose of considering and acting upon the following:

1)	The election of two Class I Directors of ANADIGICS to hold office until 2017.

2)	The ratification of the appointment of Ernst & Young LLP as independent registered public accountants of ANADIGICS for the fiscal year ending December 31, 2014.

3)	The approval, on an advisory basis, of the compensation of our Named Executive Officers.

4)	The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the Director nominees and “FOR” Items 2 and 3.

Only stockholders of record at the close of business on March 12, 2014 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof. Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card (the “Proxy Card”) and retain the bottom portion of the Proxy Card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket. For at least ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be open for the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at  ANADIGICS’ headquarters, located at 141 Mt. Bethel Road, Warren, NJ 07059.

Stockholders are cordially invited to attend the Annual Meeting. However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date, and return promptly the enclosed Proxy Card in the accompanying envelope.

By order of the Board of Directors,

/s/ Rachel E. Braverman
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 6, 2014:

The Annual Report, Notice of the 2014 Annual Meeting and Proxy Statement, and Proxy Statement of ANADIGICS are available at https://materials.proxyvote.com/032515 as of March 24, 2014.

ANADIGICS, Inc.
141 Mt. Bethel Road
Warren, NJ 07059

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS (the “Proxy Statement”)

SOLICITATION OF PROXIES

GENERAL INFORMATION

This Proxy Statement and the enclosed Proxy Card are furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 6, 2014, at 10:00 o’clock a.m. (ET) (the “Annual Meeting”), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, and at any adjournment of the Annual Meeting.  Directions to the Somerset Hills Hotel can be obtained at http://www.thesomersethillshotel.com/at-a-glance.htm.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Stockholders will receive either a Notice Card or a Proxy Card with overview information regarding the availability of proxy materials over the internet. Stockholders who have not already received and wish to receive a paper or email copy of the proxy materials must request one. There is no charge for requesting a copy. Requests can be made at the voting website, via telephone, or via email.

Voting by Internet: Please use the internet link and control number provided to you on your Notice Card or Proxy Card to vote online. You may vote until 11:59 p.m., (ET) on May 5, 2014. You will need the control number provided on your Notice Card or Proxy Card to access the website.

Voting by Telephone: Please call the toll-free telephone number provided on your Notice Card or Proxy Card. Telephone voting will be available until 11:59 p.m., (ET) on May 5, 2014. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last four digits of a stockholder’s social security/taxpayer I.D. number.

Voting by Mail: Please request a hardcopy of the proxy materials if you have not already received one. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Stockholders may also vote their shares in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 12, 2014, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting entrance ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting. Admission to the Annual Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

At the Annual Meeting, stockholders will be asked to (i) elect two Class I Directors, (ii) ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2014, and (iii) approve, on an advisory basis, the compensation of our Named Executive Officers.  Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the proxy card is returned properly executed, the stockholder’s shares will be voted according to the stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified, the shares will be voted (i) FOR the election of the Director nominees listed below, (ii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2014, and (iii) FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

A proxy may be revoked by giving the Secretary of ANADIGICS written notice of revocation at any time before the voting of the shares represented by the proxy. A stockholder who attends the meeting may cancel a proxy at the meeting. Votes will be counted as the majority of the total votes specifically received/voted on each proposal.

ANNUAL MEETING QUORUM REQUIREMENTS

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non-votes shall be counted for purposes of determining whether a quorum is present. Only holders of record of Common Stock at the close of business on March 12, 2014 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

As of the Record Date the Company had issued and outstanding approximately 85,348,311 shares of Common Stock. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

Principal Stockholders and Share Ownership by Management and Directors

The following table sets forth as of the Record Date certain information about beneficial stock ownership of (i) each person or entity we know to be the beneficial owner of more than five percent of our Common Stock, (ii) each Director (iii) the current executive officers named in the Summary Compensation Table, infra, (the “Named Executive Officers”) and (iv) all Directors and Named Executive Officers as a group. Unless specifically stated in the footnotes below, each Named Executive Officer and Director listed below has sole voting and investment power as to the shares of common stock listed beside his name.

In addition, unless otherwise indicated, the address of each beneficial owner listed is c/o ANADIGICS, Inc. 141 Mt. Bethel Road, Warren, New Jersey 07059.

Name	Common Stock Beneficially Owned		% Beneficial Ownership**
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	5,406,098	(1)	6.43%

Paul Bachow	249,656	(2)	*
David Cresci	284,191	(3)	*
David Fellows	165,611		*
Terrence G. Gallagher	181,400	(4)	*
Ronald Michels	1,272,250	(5)	1.5%
Jerry Miller	115,158	(6)	*
Harry T. Rein	227,492	(7)	*
Ronald Rosenzweig	261,653	(8)	*
John van Saders	153,039	(9)	*
Lewis Solomon	257,392	(10)	*
Dennis F. Strigl	173,588	(11)	*

All Directors and Named Executive Officers as a group	3,341,430		3.9%

(1)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2014 by Blackrock Inc. Blackrock Inc. reported having sole voting power for 5,245,653 shares.

(2)	Includes 23,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days. Also includes 166,410 shares of Common Stock held in the "The Bachow Family Trust dtd 11/16/2012".

(3)	Includes 26,434 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 11,236 shares of Restricted Stock Units to vest on May 8, 2014.

(4)	Includes 11,833 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 4,082 shares of Restricted Stock Units to vest on March 28, 2014 and 13,483 shares of Restricted Stock Units to vest on May 8, 2014.

(5)	Includes 323,958 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 166,650 shares of Restricted Stock Units to vest on March 28, 2014 and 44,943 shares of Restricted Stock Units to vest on May 8, 2014.

(6)	Includes 5,066 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 11,582 shares of Restricted Stock Units to vest on March 28, 2014 and 11,236 shares of Restricted Stock Units to vest on May 8, 2014.

(7)	Includes 23,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days. Includes 90,000 Restricted Stock Units eligible for immediate vest within 60 days under certain conditions.

(8)	Includes 8,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days. Includes 60,000 Restricted Stock Units eligible for immediate vest within 60 days under certain conditions.

(9)	Includes 6,152 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 13,290 shares of Restricted Stock Units to vest on March 28, 2014 and 13,483 shares of Restricted Stock Units to vest on May 8, 2014.

(10)	Includes 23,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days. Includes 30,000 Restricted Stock Units eligible for immediate vest within 60 days under certain conditions.

(11)	Includes 60,000 Restricted Stock Units eligible for immediate vest within 60 days under certain conditions.

*	Less than 1%.

**	Calculated using shares outstanding as of March 12, 2014.

PROPOSAL I: ELECTION OF DIRECTORS

The Company’s by-laws provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, with each class consisting as nearly as possible of one third of the total number of Directors constituting the Board of Directors; provided, however, that in no case will a decrease in the number of Directors shorten the term of any incumbent Director. The Board of Directors is presently comprised of seven members each of whom is independent within the NASDAQ listing standards, except Ronald Michels.  As of the Annual Meeting, Mr. Solomon, a Class III Director, will be resigning and the Board will contain six members, with Mr. Strigl serving as the Lead Independent Director.

The term of office for each Director in Class I expires at the Annual Meeting in 2017; the term of office for each Director in Class II expires at the Annual Meeting in 2015; and the term of office for each Director in Class III expires at the Annual Meeting in 2016. At each annual meeting of stockholders, Directors will be elected for full terms of three years to succeed those Directors whose terms are expiring.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If any nominee becomes unavailable for election, then those shares voted for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

Each of the nominees for Class I Director, Messrs. Rein and Strigl, will be elected to a term of office expiring at the Annual Meeting in 2017, if he receives the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Messrs. Rein and Strigl are currently Class I Directors.

The Board of Directors recommends a vote “FOR” the Class I Director Nominees listed below:

HARRY T. REIN (Age 69)

Mr. Rein has served as a Director of the Company since 1985. He is a Retired Partner of Foundation Medical Partners. Mr. Rein was the principal founder of Canaan Partners in 1987, a venture capital investment firm and served as its managing general partner until 2002. Prior to that, he was President and CEO of GE Venture Capital Corporation. Mr. Rein joined General Electric Company in 1979 and directed several of GE’s lighting businesses as general manager before joining the venture capital subsidiary. Mr. Rein attended Emory University and Oglethorpe College and holds an MBA from the Darden School at the University of Virginia.

Mr. Rein’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

DENNIS F. STRIGL (Age 67)

Mr. Strigl has served as a Director since January 2010 and will serve as Lead Independent Director as of the Annual Meeting. He previously was on the board from January 2000 to May 2008. He was the President and COO of Verizon Communications from January 2007 through December 2009 and was formerly the President and CEO of Verizon Wireless, one of the largest wireless communications providers in the U.S., since its formation in April 2000. Previously, Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on its Board of Directors. He also served as President and CEO of Applied Data Research Inc. Mr. Strigl currently serves on the board of directors of PNC Financial Services Group and PNC Bank. Mr. Strigl holds an undergraduate degree in Business Administration and a doctorate in Humane Letters from Canisius College and an M.B.A. from Fairleigh Dickinson University.  Mr. Strigl is also a part-time lecturer at Rutgers University.

Mr. Strigl’s areas of relevant experience include knowledge of cellular communications carrier operations and requirements; extensive knowledge of the cellular communications industry; and management and corporate governance expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2015

(Class II Directors)
RONALD MICHELS (Age 60)

Mr. Michels was appointed Chairman of the Board on March 20, 2013.  He has served as Director, President and Chief Executive Officer from March 28, 2011 to June 12, 2013, and as a Director and Chief Executive Officer since June 12, 2013 and served as Senior Vice President – Chief Technology and Strategy Officer of the Company since April 2009. Prior to that Mr. Michels was the Senior Vice President Broadband Products. Mr. Michels joined ANADIGICS in 1987 and has served in several management and executive positions during that time. Prior to joining ANADIGICS, he held various engineering and management positions in Lockheed Electronics, New Jersey Public Broadcasting, and K & M Broadcasting. Mr. Michels earned his Bachelor’s degree in Electrical Engineering from the New Jersey Institute of Technology. He holds several U.S. Patents, has authored a number of publications in the area of RF communications and serves on the Lehigh University Electrical & Computer Engineering Advisory Board.

 Mr. Michels’ areas of relevant experience include intimate knowledge of the Company as well as  broadband and wireless product design, marketing and sales, communications systems, industry and customer base and semiconductor processing and manufacturing.

PAUL BACHOW (Age 62)

Mr. Bachow has served as a Director of the Company since January 1993. He has been President of Bachow & Associates, Inc., a private investment firm, since he founded the firm in 1989. Bachow & Associates, Inc. has acted as the manager of numerous hedge funds, private equity investment funds, portfolio companies and other investment vehicles. Typical investments have been in the communications, electronics, services and productivity areas. Mr. Bachow has a B.A. from American University, a J.D. from Rutgers University, along with a Master’s Degree in tax law from New York University, and is a C.P.A.

Mr. Bachow’s areas of relevant experience include investment expertise in communications and electronic areas; financial, tax reporting, management, corporate governance, merger and acquisition, and accounting expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2016

(Class III Directors)
DAVID FELLOWS (Age 61)

Mr. Fellows has served as a Director of the Company since May 2007; serving as a member of the Company's Technical Advisory Board from April 2003 until May 2007 and from January 2010 to present. Prior to that, he served as Director of the Company from September 1994 until April 2003.  In addition, he became a general partner of Genovation Capital, LLC, an early stage venture capital company, in 2008. From 2003 to 2006 he was EVP and Chief Technology Officer at Comcast Cable, in charge of technology, engineering and technical operations, and from 2007 to 2010 he served Comcast as Executive Fellow. Prior to that, from December 2001 until their acquisition by Comcast in 2003 he was Chief Technology Officer at AT&T Broadband. Mr. Fellows received his Bachelor’s Degree in Engineering and Applied Physics from Harvard College and a Masters Degree in Electrical Engineering from Northeastern University. Mr. Fellows has also served on a number of private company and non-profit Boards. He is chair of the Data Standards Subcommittee for the SCTE, and was previously a member of the Board of Directors for CableLabs in Louisville, CO. He serves on and has served on, a number of Technical Advisory Boards.

Mr. Fellow’s areas of relevant experience include knowledge of technology, engineering and operations in the cable industry relevant to the Company’s infrastructure operations.

RONALD ROSENZWEIG (Age 76)

Mr. Rosenzweig, a co-founder of ANADIGICS in 1985, has served as a Director of the Company since its inception and previously was Vice-Chairman of the Board of Directors from August 2008 to September 2009. Mr. Rosenzweig was Executive Chairman of the Board from 1989 to 2008. From the Company’s inception in 1985 until 1998, Mr. Rosenzweig served as President and Chief Executive Officer of the Company. He was a co-founder of Microwave Semiconductor Corp. and served as the Company’s President and Chief Executive Officer and was a board member. Mr. Rosenzweig was also on the board of a private company, Quake Technology, from 2004 to 2008. Mr. Rosenzweig also currently serves on the board of a private company, Maxtena, Inc.  Mr. Rosenzweig received his Bachelor’s Degree in Chemical Engineering from City College of New York.

Mr. Rosenzweig’s areas of relevant experience include knowledge of the industry, technology and markets, customers, manufacturing operations, institutional history and investor base.

DIRECTOR RESIGNING AS OF ANNUAL MEETING

LEWIS SOLOMON (Age 80)

Mr. Solomon is currently the Lead Independent Director of the Board and will serve in such position until his resignation, which shall occur at the time of the Annual Meeting. He has served as a Director of the Company since September 1994 and its Chairman from September 2009 to March 2013, and previously, from 1985 to 1989. Mr. Solomon has been Chairman of SCC Company, a consulting firm specializing in technology, since 1990 and previously served as the Chairman of the Board of Harmonic Inc. resigning in August 2013. Prior to founding SCC Company, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instruments from 1967 to 1983. Mr. Solomon received a Bachelor’s Degree in Physics from St. Joseph’s College and a Master’s Degree in Industrial Engineering from Temple University.

Mr. Solomon’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

COMPENSATION OF DIRECTORS

Our Company uses a combination of cash and equity-based incentive compensation for each non-employee Director’s services. Directors who are employees of ANADIGICS, do not receive additional compensation for their service as Directors.

Cash Compensation Paid to Board Members. During 2013, each non-employee Director received an annual retainer of $40,000, other than Lewis Solomon, who received an annual retainer of $100,000 in his role as the Chairman of the Board and subsequently Lead Independent Director, payable in equal quarterly installments.  During 2013, the committee chairpersons of the Audit Committee, Compensation and HR Committee and the Corporate Governance and Nominating Committee received an annual cash retainer of $15,000, $8,000 and $8,000, respectively. During 2013, the committee members of the Audit Committee, Compensation and HR Committee and the Corporate Governance and Nominating Committee received an annual cash retainer of $5,000, $3,000 and $3,000, respectively.  The new Chairman, Ron Michels, will receive no additional compensation in this role.  All other committee chair and member compensation will continue at current levels.  The annual retainer rate for the new Lead Independent Director as of the Annual Meeting shall be $80,000.

Equity Compensation for Board Members. We have the flexibility to provide either stock options, restricted stock, Restricted Stock Units (“RSUs”) or a combination thereof to our non-employee Directors. Historically, we have consulted the Institutional Shareholder Services guidelines and semiconductor industry peer group benchmarks with respect to equity compensation for Directors. New non-employee Directors receive an initial equity grant of options, Restricted Stock Units or a combination thereof, not to exceed an aggregate of 50,000 shares or  a value (as of the date of grant) of $125,000, which vests 1/3 annually over a three year period. In 2013, each non-employee Director received, at the beginning of the fiscal year, an annual equity grant of options, Restricted Stock Units or a combination thereof, not to exceed 30,000 shares or a maximum of $180,000 in value (as of the date of grant), which vests one year from the date of grant.

DIRECTOR COMPENSATION TABLE

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table sets forth certain information regarding the compensation earned by, or awarded to, each non-employee Director for their service on our Board of Directors in 2013.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Stock Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)

Paul Bachow	$55,000	$79,200	-	n/	a	n/	a	-	$134,200
David Fellows	$48,000	$79,200	-	n/	a	n/	a	-	$127,200
Harry Rein	$54,750	$79,200	-	n/	a	n/	a	-	$133,950
Ronald Rosenzweig	$41,250	$79,200	-	n/	a	n/	a	-	$120,450
Lew Solomon	$106,000	$79,200	-	n/	a	n/	a	-	$185,200
Dennis Strigl	$51,000	$79,200	-	n/	a	n/	a	-	$130,200

(1)	Amounts shown do not reflect compensation actually received by each Director. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with ASC 718. The amount indicated reflects the grant date fair value for RSUs granted with the following fair values as of the grant date: 30,000 RSUs were granted on January 2, 2013 with a fair value of $2.64 per unit and vested on January 2, 2014.

(2)	For each director, the aggregate number of option awards outstanding at December 31, 2013 are as follows: Paul Bachow 38,246; Harry Rein 38,246; Ronald Rosenzweig 23,246; and Lew Solomon 23,246.

INFORMATION REGARDING CORPORATE GOVERNANCE AND COMPENSATION

BOARD LEADERSHIP STRUCTURE

Periodically, the Board and the Governance and Nominating Committee assess the role of the Chairman of the Board and the Board leadership structure to ensure the interests of the Company and its shareholders are best served.  As a result of this review, the Board took action in March 2013 to combine the roles of Chairman of the Board and Chief Executive Officer, and to also create the role of Lead Independent Director.  Effective as of March 19, 2013, the Chairman and Chief Executive Officer positions were held by Ronald Michels and the position of Lead Independent Director is held by Lewis Solomon. As of the Annual Meeting, and upon Mr. Solomon’s resignation, Mr. Strigl will serve as Lead Independent Director.

In making this determination, the Board took into account:

•	Naming Mr. Michels as Chairman would add a substantial strategic perspective to that position;

•	The combined Chairman and Chief Executive Officer role would fully leverage Mr. Michels’ skills and experience, and permit the Board to benefit from his hands-on expertise about the Company; and

•	Naming Mr. Michels as Chairman, along with the designation of a Lead Independent Director, would provide an important element of continuity to the Board’s leadership structure.

In making these judgments, the Board also took into account its evaluation of Mr. Michels’ performance as Chief Executive Officer and President, his very positive relationships with the other members of the Board, and the strategic vision and perspective he would bring to the Chairman position.  The Board was uniformly of the view that Mr. Michels would provide excellent leadership to the Board in the performance of its duties.  Taking all of this into account, the Board concluded that naming him as Chairman of the Board would fully leverage his skill and experience and enable an effective process for Board and leadership succession at ANADIGICS, and would best serve the interests of the Company and its shareholders.

The duties of the Lead Independent Director are as follows:

•	Preside at all meetings of the Board of Directors at which the Chairman is not present;

•	Call and chair meetings of the independent Directors;

•	Provide advice with respect to the selection of Committee Chairs and members; and

•	Perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

BOARD’S ROLE IN RISK OVERSIGHT

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board as well as through direct reports by key management personnel at the Board meetings. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

BOARD MEETINGS AND ATTENDANCE

During fiscal 2013 the Board of Directors met five times. The non-employee Directors met on a regular basis in executive sessions without management present. Lewis Solomon, in his role as the Lead Independent Director, presided at the executive sessions held subsequent to March 2013. Each of the Directors attended 100% of the aggregate of all meetings held by the Board and all standing committees on which he served. Last year, six of the Directors attended the 2013 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

The standing committees of the ANADIGICS Board of Directors are as follows:

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for (i) assisting the Board of Directors in identifying individuals qualified to become Directors and to recommend to the Board of Directors the director nominees; (ii) recommending members of the Board of Directors to serve on the committees of the Board of Directors; (iii) recommending to the Board of Directors individuals qualified to be elected as officers of the Company; (iv) recommending to the Board of Directors the corporate governance and business ethics policies, principles, guidelines, including succession plans for the Chief Executive Officer in the event of death or disability, and codes of conduct applicable to the Company; and (v) leading the Board of Directors in its annual review of the Board’s performance. Messrs. Fellows, Rein, Solomon and Strigl (chair) were members of the Governance and Nominating Committee during fiscal 2013 and are independent within the meaning of the NASDAQ listing standards. The Governance and Nominating Committee met once during the 2013 fiscal year. The Governance and Nominating Committee operates under a written charter and pursuant to corporate governance guidelines posted on the Company’s website at www.anadigics.com.

Audit Committee

The Audit Committee is established in accordance with applicable securities laws and is responsible for (i) determining the adequacy of the Company’s internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public auditors, and (iii) recommending the selection of independent public auditors. Messrs. Bachow (Chair), Fellows, Rein (from the second quarter 2013), and Rosenzweig (in the first quarter 2013) were members of the Audit Committee during fiscal 2013 and are independent within the meaning of the NASDAQ listing standards. The Company’s Board of Directors has determined that one member of the Audit Committee, Mr. Bachow, is an audit committee financial expert as described in Item 407(d) of Regulation S-K.  The Audit Committee met four times during the 2013 fiscal year. Mr. Bachow’s qualifications as an audit committee financial expert are set forth in his Director profile above. The Audit Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

Compensation and HR Committee

Charter

The Board of Directors’ Compensation and HR Committee operates under a written charter, which is available in the “Corporate Governance” section of our website at www.anadigics.com, or by calling our Investor Relations Department at (908) 668-5000 ext. 5330, or by writing us at ANADIGICS, Inc. 141 Mt. Bethel Drive, Warren, New Jersey 07059, Attn: Investor Relations. The Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation and employee stock purchase plans.

Committee Independence

None of the Committee members is an employee of the Company and all of them are considered “independent” Directors under the applicable NASDAQ listing standards.

The current Committee members are:

–	Harry T. Rein, Committee Chair

–	Lewis Solomon

–	Dennis F. Strigl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation and HR Committee members is an employee of the Company and all of them are considered “independent” Directors under the applicable NASDAQ listing standards. There were no interlocks or insider participation between any member of the Board of Directors or the Compensation and HR Committee and any member of the Board of Directors or the compensation committee of another company.

DIRECTOR NOMINATION

In its assessment of each potential nominee, the Governance and Nominating Committee will review the nominee’s integrity, independence, intelligence and understanding of the Company’s or other related industries and such other factors as the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board of Directors.

Although the Governance and Nominating Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying director nominees. The Governance and Nominating Committee will also take into account the ability of a potential nominee to devote sufficient time to the affairs of the Company.

When seeking to identify nominees for membership on the Board of Directors, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others. The Governance and Nominating Committee has the authority to retain any search firm for this purpose. After conducting an initial evaluation of a potential nominee, the Governance and Nominating Committee will interview that nominee if it believes such nominee may be a suitable director. The Governance and Nominating Committee may also ask the potential nominee to meet with management. If the Governance and Nominating Committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend that nominee’s election to the full Board of Directors.

Pursuant to its charter, the Governance and Nominating Committee will consider nominees for membership on the Board of Directors recommended by stockholders of the Company and submitted in accordance with the Company’s by-laws to the attention of the Secretary of the Company at 141 Mt. Bethel Road, Warren, NJ 07059. The Company did not receive any nominations for membership on its Board of Directors from stockholders in connection with the 2014 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures that provide security holders of the Company and other interested parties with the ability to communicate with one or more of the Company’s Directors by mail, care of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate Director or Directors for review.

CODE OF ETHICS

The Company has adopted a Code of Conduct and Business Ethics that applies to Directors, officers and employees, and has posted such code on its website at (www.anadigics.com). Changes to and waivers granted with respect to the Company’s Code of Conduct and Business Ethics that are required to be disclosed pursuant to the applicable rules and regulations will be filed on a current report on Form 8-K and posted on the Company website.

PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014. Although stockholder ratification is not required by the Company’s bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the selection of Ernst & Young LLP as a matter of good corporate governance. If the stockholders do not ratify the Audit Committee’s selection of Ernst & Young LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm. Ernst & Young LLP will have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.  The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote is required for approval of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the Company for the year ending December 31, 2014.

PROPOSAL III: THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote on Named Executive Officer Compensation

Recent Say-on-Pay Voting Results

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), in our 2011 Proxy Statement, we provided our stockholders with the opportunity to cast non-binding advisory votes to approve the compensation of the Company’s executive officers who are required to file reports pursuant to Section 16 of the Securities Exchange Act, as amended, (the “Named Executive Officers”) and to determine the frequency of future such “say-on-pay” votes. The say-on-pay proposal was approved by approximately 98% of the votes cast at our Annual Meeting of Stockholders, held May 12, 2011, and our stockholders expressed a clear (91%) preference for annual say-on-pay votes. Our Board of Directors determined at that time that it would provide our stockholders with annual say-on-pay voting opportunities.  In our 2012 and 2013 Proxy Statements, we again provided our stockholders with the opportunity to cast non-binding advisory votes to approve the compensation of our Named Executive Officers.  The say-on-pay proposal was approved by approximately 88% and 91% of the votes cast at our Annual Meeting of Stockholders, held May 8, 2012 and May 7, 2013, respectively.

We design our executive compensation plans and programs to help us attract, motivate and reward and retain highly qualified executives who are capable of creating sustained value for our stockholders.  We implement compensation programs that promote a performance-based culture and are intended to align the interests of our executives with those of our stockholders.  We encourage you to review the details of our compensation discussion and analysis including the Compensation and HR Committee’s processes and decisions that are described in the following pages.  In summary, the foundation of our executive compensation programs rests on the following principles and best practices:

The Compensation and HR Committee is comprised solely of independent directors who are committed to upholding strong governance practices.

•	The Compensation and HR Committee considers a variety of reports and analyses such as: market survey data, summaries of existing Named Executive Officer compensation, proxy data of our Peer Group Companies, publicly-available performance data of our Peer Group Companies and reports from the Committees independent compensation consultant and from external proxy advisory agencies when making decisions to establish target compensation opportunities and to deliver actual rewards to our executive officers, including our Named Executive Officers.

The Compensation and HR Committees decisions on executive pay reflect the challenges and commitments required by our executives in executing our new business plans.

•	In 2011, declining business performance led the Board of Directors to put an entirely new executive team in place to lead the strategic repositioning of our business. That business turnaround is still in progress, and not yet completed; however the Company has made great strides towards achieving that goal.

•	2012 was a transition year in which revenue from newly developed products began to exceed revenue declines in our legacy product lines during the second half of 2012.

•	2013 solidified the turnaround plan originally instituted in 2011. The Company continues to improve its gross margins, cut costs and develop new products, executing to Management’s business plan focused on improving EBITDA performance in the second half of 2014.

•	Mindful of the continued goal of obtaining EBITDA breakeven, the Compensation and HR Committee kept 2013 total compensation within a similar range of 2012, except for increases relating to promotions, for each of our Named Executive Officers, even though their individual performances continued to improve.

Our compensation plans emphasize long-term performance.

•	Our program has a balanced-portfolio approach to deliver rewards in cash and equity based on sustained performance over time. The use of equity awards fosters retention and aligns our executives’ interests with those of our stockholders.

The Compensation and HR Committee has taken additional steps to link pay and performance.

•	The Compensation and HR Committee adopted a Pay for Performance policy in 2011 requiring that 100% of any equity granted for short-term incentive awards is performance-based and at least 50% of equity awarded for long-term incentive awards is performance-based.

•	Awards under our plans are impacted when our performance does not meet threshold levels. This fact was again demonstrated in 2013 when payouts were significantly less than the target incentives for each half of the year.

•	50% of the long-term incentive awarded to our Chief Executive Officer on June 28, 2011 was a performance-based non-qualified stock option. Vesting is based on the Company’s one-year, two-year and three-year relative total shareholder return compared to that of the Philadelphia Semiconductor Index component companies. The one-year, two-year and three-year relative total shareholder return measurement periods each begin July 1, 2011, and end on June 30, 2012, 2013, and 2014, respectively. The portion of this award tied to the one-year and two-year relative total shareholder return was not earned and that portion of the award was cancelled.

•	50% of the long-term incentive approved by the Committee for our Chief Executive Officer and then Executive Vice President, Quality and Design Technology on February 16, 2012 was performance-based. Vesting is based on absolute total shareholder return for the one-year, two-year, and three-year time periods beginning December 31, 2011. The portion of the award tied to the one-year and two-year absolute total shareholder return was not earned and that portion of the award was cancelled.

•	50% of the long-term incentive awards approved by the Committee for our Named Executive Officers in respect of both fiscal years 2012 and 2013, were granted in May 2013 (“May 2013 Grant Date”) and are therefore included in this Proxy Statement. Each such award was performance-based and vest, if at all based on performance, pro-rata over a three year period.

•	Vesting for the 2013 awards was based on the achievement of certain levels of EBITDA in 2013. 34.83% of this award was earned and will be vesting one third on each of the next three anniversaries of the May 2013 grant date.

•	For fiscal year 2014, 50% of the long-term incentive awards approved by the Committee for our Named Executive Officers were performance based. These performance based awards will vest, if at all, on a pro-rata basis on the first three anniversaries of the grant date. Achievement of the award is based upon the certain levels of relative total shareholder return, which shall be measured as the end of each fiscal year for three years beginning in 2014, as compared to that of our Peer Group Companies as defined by the Company in this Proxy Statement.

We have adopted clawbacks, hedging prohibitions, caps on awards and reviews of stock ownership by Named Executive Officers and Directors.

Hedging Prohibitions - Our insider trading policy prohibits employees, officers and directors from, among other things, engaging in hedging transactions, such as puts, calls, swaps, exchange funds and similar arrangements or instruments designed to hedge or offset decreases in the market value of our securities. No employee, including Named Executive Officers or Directors, may engage in short sales of our securities, or pledge our securities as collateral for a loan.

Clawback Policy - We have adopted a policy providing that in the event that our financials are required to be restated due to a material non-compliance with reporting requirements, and as a result of such restatement a performance measure that was a material factor in determining an incentive award would have resulted in a lower payment to a Named Executive Officer, the Company may recover the excess portion of such award from the Named Executive Officer.

Caps on Awards - Our incentive plans are capped at individual and aggregate levels to eliminate the potential for unintentional windfalls.

Stock Ownership of Named Executive Officers and Directors - To further our objective of aligning the interests of management with shareholders, the Compensation Committee conducts an ongoing review of the levels of Company stock ownership of our Named Executive Officers and Directors. Based upon their Record Date Form 4s, our Named Executive Officers all have a high level of stock ownership with our Chief Executive Officer's beneficial ownership at five times his base salary and the other Named Executive Officers at approximately two times base salary. The Directors, as of our Record Date based on their Form 4s, have holdings at least four times their total cash compensation, including chair and committee fees.

Say on Pay Advisory Vote

The Dodd-Frank Act requires that we seek an advisory, non-binding vote of our stockholders on our executive compensation programs, as disclosed in the Compensation Discussion and Analysis section and the accompanying tables within this Proxy Statement.  This Say-on-Pay advisory vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. As an advisory vote, this proposal is non-binding. However, the Board and our Compensation and HR Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

We believe our executive compensation program is designed to motivate and appropriately reward our executives and is aligned with our stockholder’s interest to support long-term growth.  We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of Restricted Stock Units) and long-term incentives reward sustained performance that is aligned with long-term shareholder interests. See “Compensation Discussion and Analysis.”

We are asking stockholders for a non-binding vote to approve the following resolution:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders is approved.”

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.  The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote is required for approval of this proposal.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that the Company’s independent registered public accountants may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent accountants. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the independent accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

All requests or applications for the independent auditors to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the independent accountants and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any representative of the Company or the independent accountants becomes aware that any services are being, or have been, provided by the independent accountants to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre-approval under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the audit firm to management.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Company’s independent registered public accounting firm and auditors during fiscal years 2013 and 2012 was Ernst & Young LLP.

The aggregate fees billed by the Company’s principal independent registered public accounting firm and auditors for professional services rendered to the Company for the two fiscal years ended December 31, 2013 were as follows:

Fee Category	Fiscal Year 2013	% of Total	Fiscal Year 2012	% of Total
Audit Fees	$625,000	92.2%	$565,000	91.4%
Audit-Related Fees(1)	-	-	-	-
Tax Fees(2)	51,000	7.5%	51,000	8.3%
All Other Fees(3)	1,665	0.3%	1,995	0.3%
Total Fees	$677,665	100%	$617,995	100%

(1)	Audit Related Fees: The Company incurred no audit related fees during its 2013 and 2012 fiscal years.

(2)	Tax Fees: Aggregate fees billed for professional services rendered during 2013 and 2012 for domestic tax compliance services.

(3)	All Other Fees: Aggregate fees billed for professional services rendered during 2013 and 2012 related to license for accounting research software.

AUDIT COMMITTEE REPORT

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. In this context, we have reviewed and discussed the Company’s financial statements with Company management and the independent auditors, Ernst & Young LLP, including matters raised by the independent auditors pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

The Company’s independent auditors provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and we discussed Ernst & Young LLP’s independence with them.

We have considered whether the provision of services by Ernst & Young LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining the independent accountant’s independence and have determined that such services have not adversely affected Ernst & Young LLP’s independence.

Based on the foregoing review and discussions, and relying on the representation of Company management and the independent auditor’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, INC.

Paul Bachow, Chairman
David Fellows
Harry Rein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2013, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its Named Executive Officers and Directors were complied with.

EXECUTIVE OFFICERS OF THE COMPANY

The current Named Executive Officers of the Company are as follows:

Name	Age	Position
Ronald Michels	60	Chief Executive Officer and Chairman of the Board of Directors
David Cresci	38	President
John van Saders	55	Executive Vice President, Chief Operating Officer
Jerry Miller	51	Senior Vice President, Cellular Products
Terrence G. Gallagher	54	Vice President and Chief Financial Officer

Set forth below is certain information with respect to the Company’s Named Executive Officers. Named Executive Officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships between the Named Executive Officers or Directors of the Company. Information with respect to Mr. Michels is listed in his profile above.

DAVID CRESCI

Mr. Cresci has served as President of the Company since June 2013. Prior to assuming his current role, Mr. Cresci served as Vice President of WiFi Products since August 2012. He joined the Company in April 2003 as Senior Manager of WiFi Product Marketing, responsible for driving the Company’s WiFi business through reference design partnerships and design wins at top-tier OEMs. Prior to joining the Company, Mr. Cresci was Co-Founder and Senior Sales Engineer at RF Solutions, where he helped to build the Company into a leading power amplifier provider for the WiFi market. He earned his B.S. degree in Electrical Engineering from Penn State University, M.S. degree in Electrical Engineering from the Georgia Institute of Technology, and M.B.A. from The Wharton School of the University of Pennsylvania.

JOHN VAN SADERS

Mr. van Saders has served as Executive Vice President, Chief Operating Officer since June 2013.  Previously, he served as Executive Vice President, Quality and Design Technology since August 14, 2012 and  Senior Vice President - RF Products following his role as the VP, Advanced Development after re-joining ANADIGICS in 2007, where he was responsible for mixed signal design, CAD, and foundry. Beginning in 2001, he served as the VP, Engineering and Manufacturing for ASIP, an optoelectronics startup which later merged with T-Networks. His responsibilities included product and business development, InP wafer fab construction and operation, process development, reliability, and establishing all manufacturing operations. He originally joined ANADIGICS in 1990 as a design engineer, serving in several management and executive product development positions. Prior to joining ANADIGICS, he was a Principle Investigator at Lockheed Electronics developing acousto-optic processing for adaptive phased array systems. He began his career developing line-of-sight laser communication links at Codenoll Technology.  He earned a Masters degree in Electrical Engineering (Communication Theory) from NJIT and holds a Bachelors degree from Stevens Institute of Technology in Optical Physics.  He has several patents in circuit design and optical processing, and has authored a number of technical publications.

JERRY MILLER

Mr. Miller has served as Senior Vice President of Cellular Products since June 2013. Prior to his current role, Mr. Miller served as Vice President of Business Development at the Company. He originally joined in 1992 as a Sales Manager responsible for major wireless OEMs, including Ericsson, Nokia and Qualcomm. Prior to joining ANADIGICS, he began his career as a RF design engineer at Lockheed Missiles & Space Corporation and Synchronous Communications, developing microwave receiver and fiber optic TV transmission products. From 1996 until 2001, Mr. Miller had held various Senior Manager positions at Lucent Microelectronics (Agere Systems), where his responsibilities included Wireless Product Marketing and New Business Initiatives. Mr. Miller returned to ANADIGICS in 2001 as Senior Product Line Director, WCDMA and CDMA products, and became instrumental in defining the HELP™ PA product family that revolutionized the Wireless industry. He earned his B.S. degree in Electrical Engineering degree from The University of Michigan and is currently pursuing an M.B.A. in Marketing and Entrepreneurship from DeSales University.

TERRENCE G. GALLAGHER

Mr. Gallagher has served as Vice President and Chief Financial Officer since November 2011. He was promoted to Vice President Finance in January 2008 and has served as Controller since 2004 after having joined the Company in 2000. Prior to joining the Company, he held corporate and operational financial management positions with Foster-Wheeler and Firmenich Incorporated. In addition, he served seven years in public accounting with Price Waterhouse, both domestically and internationally. Mr. Gallagher earned his B.A. degree in Accounting from Boston College, is a CPA and serves in leadership positions with several local non-profit organizations.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information for our Named Executive Officer compensation programs, including specific amounts of compensation paid, for our fiscal year 2013.

2013 SUMMARY

Our Core Named Executive Officer Compensation Objectives
During fiscal year 2013 we remained committed to the following core executive compensation objectives: (i) attracting, motivating and retaining top quality executive talent; (ii) aligning the interests of our executives and our stockholders; and (iii) paying for performance.

Key Compensation Decisions and Committee Processes

An entirely new executive team was put in place during 2011 to focus on the strategic repositioning of the business, which team included then President and Chief Executive Officer, Ronald Michels; Senior Vice President, RF Products,  John van Saders; and  Terrence G. Gallagher, Vice President and Chief Financial Officer. In 2013, additional executive management changes were made to enhance execution of a coordinated growth strategy across the Company’s three business groups and further enable increased manufacturing scale across our process technologies. As of June 2013, Ronald Michels was appointed Chairman of the Board and Chief Executive Officer;  David Cresci was appointed President; John van Saders was appointed Executive Vice President, Chief Operating Officer; Jerry Miller was appointed Senior Vice President, Cellular Products; and Terrence G. Gallagher continued to serve as Vice President and Chief Financial Officer.  The Compensation and HR Committee (the “Committee”) established compensation packages for the newly promoted Named Executive Officers (including Messrs. Cresci, Miller and van Saders) in June 2013.  These compensation packages included increases in base salary and short-term incentive awards that recognized the substantial efforts each of Messrs. Cresci, Miller and van Saders had made to date and the efforts each would be making going forward in their new roles.   The Committee’s decisions relied, in part, on market pay data prepared by Towers Watson (formerly known as the Delves Group, “Towers Watson”), an independent advisor to the Committee.

Named Executive Officer Compensation

Ronald Michels, Chairman and CEO - In December 2012, the Committee reviewed and discussed competitive market data for the Chief Executive Officer position.  This data was prepared for the Committee by Towers Watson  using total compensation data from the 2012 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies.

After reviewing this data, Mr. Michels’ base salary remained at $463,500 and his target annual incentive (100% of base salary) was re-confirmed by the Committee at market median levels.  The Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value; of the survey and peer group Chief Executive Officers.  After reviewing this data, the Committee elected to award Mr. Michels the following long-term incentive awards for 2013:

-	100,000 Restricted Stock Units (Vesting is time-based over three years)
-	100,000 Restricted Stock Units (Award is performance-based as measured by levels of EBITDA during 2013, and vests, if at all, over three years). As of February 2014, 34,830 shares were earned and 65,170 of these Restricted Stock Units had been forfeited based on the performance against goals.

Further, bi-annually, the Committee reviews Mr. Michels’ performance as CEO.  Based upon the short-term incentive program described below (See “Components of Compensation – Short Term Incentives”) and his outstanding management leadership, cost reduction efforts, as well as efforts relating to product expansion and top-line revenue growth, for the second half of 2012 and first half of 2013, the Committee awarded Mr. Michels an aggregate of 181,992 time-based Restricted Stock Units during fiscal year 2013, which vested six months after their grant dates.

David Cresci, President - In December 2012, the Committee reviewed and discussed competitive market data for the then VP, WiFi position.  This data was prepared for the Committee by Towers Watson using total compensation data from the 2012 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies. After reviewing this data, Mr. Cresci’s base salary remained at $220,000 and his target annual incentive (75% of base salary) was re-confirmed by the Committee at market median levels.

The Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value; of the survey and peer group. After reviewing this data, the Committee elected to award Mr. Cresci the following long-term incentive awards for 2013:

-	25,000 Restricted Stock Units (Vesting is time-based over three years)
-	25,000 Restricted Stock Units (Award is performance-based as measured by levels of EBITDA during 2013, and vests, if at all, over three years). As of February 2014, 8,707 shares were earned and 16,293 of these Restricted Stock Units had been forfeited based on the performance against goals.

In June 2013, when Mr. Cresci was promoted to President from VP, WiFi, the Committee reassessed the data relating to Mr. Cresci’s new role. After reviewing this data, the Committee elected to increase Mr. Cresci’s base salary from $220,000 to $275,000, effective June 17, 2013, and reconfirm his target annual incentive (75% of base salary).  In addition, Mr. Cresci received a long-term incentive award of 100,000 Restricted Stock Units in recognition of his efforts prior to his promotion and in recognition of the efforts he would need to be putting forth in his new role.

Further, bi-annually, the Committee reviews Mr. Cresci’s performance.  Based upon the short-term incentive program described below (See “Components of Compensation – Short Term Incentives”) and his efforts relating to customer retention and product expansion, as well as his corporate management skills displayed upon his promotion, the Committee awarded Mr. Cresci an aggregate of 38,773 time-based Restricted Stock Units during fiscal year 2013, which vested six months after their grant dates.

John van Saders, Executive Vice President, Chief Operating Officer - In December 2012, the Committee reviewed and discussed competitive market data for executive officer level product development and business unit positions.  Additionally, data on the second and third highest paid executive officers, regardless of job role, was also reviewed.  This data was prepared in December 2012 for the Committee by Towers Watson using total compensation data from the 2012 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies.

After reviewing this data, the Committee kept Mr. van Saders’ base salary at $288,000 and reconfirmed his target annual incentive (75% of base salary).  The Committee believes that Mr. van Saders’ total cash target compensation is set at market median levels.  The Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value, for the survey and peer group executive officers.  After reviewing this data, the Committee elected to award Mr. van Saders the following two grants.

-	30,000 Restricted Stock Units (Vesting is time-based over three years)
-	30,000 Restricted Stock Units (Award is performance-based as measured by levels of EBITDA during 2013, and vests, if at all, over three years). As of February 2014, 10,449 shares were earned and 19,551 of these Restricted Stock Units had been forfeited based on the performance against goals.

When Mr. van Saders was promoted from Executive Vice President, Quality and Design Technology to Executive Vice President, Chief Operating Officer, the Committee approved an increase in his base salary to $300,000, effective June 17, 2013. In addition, he received a short-term incentive award of 40,000 Restricted Stock Units in recognition of his efforts prior to his promotion and in recognition of the efforts he would need to be putting forth in his new role.

Further, bi-annually, the Committee reviews Mr. van Saders’ performance. Based upon the short-term incentive program described below (See “Components of Compensation – Short Term Incentives”) and his performance relating to strong operational execution and other cost reduction efforts, the Committee awarded Mr. van Saders an aggregate of 42,893 time-based Restricted Stock Units during fiscal year 2013, which vested six months after their grant dates.

Jerry Miller, Senior Vice President, Cellular Products – In December 2012, the Committee reviewed and discussed competitive market data for the SVP, Cellular Products.  This data was prepared for the Committee by Towers Watson using total compensation data from the 2012 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies.  After reviewing this data, the Committee increased Mr. Miller’s base salary $221,000 to $235,000 and reconfirmed his target annual incentive (75% of base salary).  The Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value; of the survey and peer group. After reviewing this data, the Committee elected to award Mr. Miller the following long-term incentive awards for 2013:

-	25,000 Restricted Stock Units (Vesting is time-based over three years)
-	25,000 Restricted Stock Units (Award is performance-based as measured by levels of EBITDA during 2013, and vests, if at all, over three years). As of February 2014, 8,707 shares were earned and 16,293 of these Restricted Stock Units had been forfeited based on the performance against goals.

In June 2013, in connection with the Company’s executive reorganization, the Committee reassessed competitive market data for Mr. Miller’s role and also reviewed his performance over 2013. After reviewing this data, the Committee elected to increase Mr. Miller’s base salary from $235,000 to $250,000, effective June 17, 2013, and reconfirm his target annual incentive (75% of base salary).

Further, bi-annually, the Committee reviews Mr. Miller’s performance. Based upon the short-term incentive program described below (See “Components of Compensation – Short Term Incentives”) and the strong results within the cellular business unit under his leadership and his extraordinary efforts relating to customer expansion and retention, the Committee awarded Mr. Miller an aggregate of 67,958 time-based Restricted Stock Units during fiscal year 2013, which vested six months after their grant dates.

Terrence G. Gallagher, Vice President, Chief Financial Officer - In December 2012, the Committee reviewed and discussed competitive market data for the Chief Financial Officer position.  Additionally, data on the second and third highest paid named executive officers, regardless of job role, was also reviewed. Total compensation data from the 2012 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies was the source of the data.

After reviewing this data, the Committee increased Mr. Gallagher’s base salary from $240,000 to $250,000 and reconfirmed his target annual incentive (75% of base salary). The total cash target for Mr. Gallagher is at market median levels.  The Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value, for the survey and peer group executive officers. After reviewing this data, the Committee elected to award Mr. Gallagher the following long-term incentive awards for 2013:

-	30,000 Restricted Stock Units (Vesting is time-based over three years)
-	30,000 Restricted Stock Units (Award is performance-based as measured by levels of EBITDA during 2013, and vests, if at all, over three years). As of February 2014, 10,449 shares were earned and 19,551 of these Restricted Stock Units had been forfeited based on the performance against goals.

Further, bi-annually, the Committee reviews Mr. Gallagher’s performance as CFO. Based upon the short-term incentive program described below (See “Components of Compensation – Short Term Incentives”) and his great efforts in moving the Company closer to EBITDA breakeven, for the second half of 2012 and first half of 2013, the Committee awarded Mr. Gallagher an aggregate of 32,494 time-based Restricted Stock Units during fiscal year 2013, which vested six months after their grant dates.

2013 Performance

Fiscal year 2013 represented a year of strategic repositioning of the Company.

•	Over the course of the year we increased the size of our serviceable addressed markets in three growth areas by capitalizing on the expanding use of WiFi for high data rate connectivity in a wide range of mobile devices, the accelerated transition to 3G/4G Cellular networks, carrier deployment of small cell networks, and Infrastructure upgrades and emerging market deployments in the CATV market. New products launched or developed in 2013 should double our addressable market size in 2014.

•	We increased our year over year revenue by 19%.

•	We increased our WiFi revenue more than 700% from 2012 to 2013.

•	Throughout 2013, we have launched new 802.11n and 802.11ac WiFi infrastructure power amplifiers to strong customer demand.

•	Our wireline broadband infrastructure products not only deliver exceptional performance, but also provide world-class reliability. We leveraged this heritage and knowhow when developing our new GaAs MESFET and GaN portfolio of infrastructure amplifiers. These solutions provide a high-performance path to DOCSIS 3.1 by offering exceptional linearity and noise figure performance over extended frequencies.

•	The transition to 3G and 4G data services, especially in China and emerging markets, continues to accelerate. We are leveraging this growth trend by utilizing our unique technology and innovative design techniques to successfully refresh our product portfolio with differentiated solutions.

-	ProEfficientTM, ProEfficient PlusTM and ProVantageTM

•	Our small-cell power amplifier family provides the industry’s best combination of integration, output power, linearity and efficiency to enable base stations with greater range, higher throughput, and more thermally efficient designs.

•	We accelerated the product design and manufacturing transition to ILD as the primary wafer process technology for performance (linearity, efficiency) cost, capacity, and cycle-time benefits.

•	We continued the conversion of our product portfolio to a newer, more profitable revenue mix while continuing to reduce product costs and operating expenses.

Use of a Compensation Consultant

To support the Committee in fulfilling its duties, the Committee has hired an independent consultant in the field of executive compensation to assist with its design and evaluation of CEO and executive officer compensation.  Pursuant to the Committee’s charter, the Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and term of retention.  During fiscal year 2013, the Committee retained the services of Towers Watson (formerly The Delves Group) to assist with a comprehensive review of the CEO and other executive officers’ compensation.  The Committee considered Towers Watson’s recommendations, along with the recommendations of Company management, in setting our executives’ fiscal year 2013 total overall compensation.  Towers Watson provided analysis and recommendations to the Committee. Towers Watson performed no other services for the Company in 2013.  The direct engagement of Towers Watson by the Committee ensures that the consultant’s advice remains objective and is not influenced by Company Management.  In addition, the Committee specifically reviewed the consultant’s independence and found Towers Watson to be an independent advisor with no conflicts of interest.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

General Philosophy

The objectives of our compensation program are to: (i) attract, motivate and retain talented executives; (ii) align the financial interests of executive officers with those of our stockholders; and (iii) pay for performance.  We achieve these objectives through the development of compensation packages that provides the Company’s executive officers with compensation opportunities and incentives that are based upon the financial performance of the Company, and the executive’s personal contributions to that performance, through a mix of base salary and equity incentives.  The Company operates in a highly competitive and rapidly changing industry with short product cycles. Our compensation opportunities are designed to be competitive enough to attract and retain highly skilled individuals, and to align management’s incentives with the long-term interests of our stockholders.

Our Company operates in an intensely competitive, people-focused business. Our employees play a pivotal role in determining our ability to provide excellence to our customers. Therefore, attracting, retaining and motivating top-performing employees is critical to our ongoing success. The Committee recognizes this and spends considerable time, effort and resources ensuring that we have highly motivated, fully committed and top-caliber staff. We want our employees to excel within an open and transparent corporate culture, where people are intellectually stimulated and have the opportunity to work with other high-performing and accomplished colleagues. Thus, we view our compensation program both as an essential tool in these efforts and also as a vehicle to encourage behavior consistent with our culture.

Target Market Position Versus Peer Group Companies - The Committee seeks to set our executives’ aggregate compensation, including salary, short-term and long-term incentives, and benefits, at levels competitive with our peer group in the semiconductor industry (“Peer Group Companies”), many of which are included in the Philadelphia Semiconductor Index. In addition, because we frequently compete for executive talent with companies outside of those companies included in the Philadelphia Semiconductor Index, the Compensation Committee reflecting comments from our compensation consultant, Towers Watson, chose to benchmark our compensation against the Peer Group Companies as opposed to the Philadelphia Semiconductor Index based on several criteria, including similar Analog, Mixed Signal and radio frequency (“RF”) semiconductor technology use, size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executive talent.

We strongly believe that it is essential to the long-term success of the Company to engage the best executive talent, particularly with regard to the core competency of the Company, analog radio frequency. This competency represents a small and unique expertise within the semiconductor industry. Analog radio frequency expertise is quite different from digital expertise which represents the vast majority of the semiconductor field. The Company believes that due to the unique nature of the analog radio frequency expertise required in its business that total compensation should under normal economic circumstances be benchmarked at the 50th percentile of the compensation surveys and data of a peer group that specifically includes direct competitors in the RF market.

Based upon review of our compensation programs, those of our RF analog semiconductor peers, and our assessment of individual and corporate performance, we believe that the value and design of our executive compensation programs were at market relative to our Peer Group Companies.

Peer Group Companies

An important element of the Committee’s determinations involves competitive benchmarking.  Each year, the Company reviews the appropriateness of its peer group companies and participates in compensation and pay practice surveys of our semiconductor peer companies in order to assess the competitiveness of our compensation practices.  After a review by the Committee’s consultant, Towers Watson, the 2013 fiscal year peer group was revised to include two additional peers: Inphi Corporation and NeoPhotronics Corporation.  Currently our Peer Group Companies are comprised of the following companies for purposes of pay and performance benchmarking:

• Applied Micro Circuits Corporation	• MaxLinear, Inc.
• Cavium, Inc.	• Micrel, Inc.
• DSP Group, Inc.	• Mindspeed Technologies, Inc.
• Entropic Communications, Inc.	• Monolithic Power Systems, Inc.
• Exar Corporation	• NeoPhotonics Corporation
• GSI Technology, Inc.	• Pericom Semiconductor Corporation
• Hittite Microwave Corporation	• Rubicon Technology, Inc.
• Ikanos Communications Inc.	• Vitesse Semiconductor Corporation
• Inphi Corporation

Towers Watson further recommended and the Committee agreed, that the additional companies listed below be grouped with the Peer Group Companies for purposes of tracking pay policy and practice trends:

• Cirrus Logic, Inc.	• Silicon Laboratories, Inc.
• RF Micro Devices, Inc.	• Skyworks Solutions, Inc.
• Semtech Corporation	• Triquint Semiconductor, Inc.

The Committee requested that Towers Watson continue to periodically review the current list of Peer Group Companies to assure that the appropriate companies are represented.

Benchmarking Information

In developing our compensation programs and policies, the Committee utilizes information obtained from surveys such as the AON/Radford Executive Compensation Survey, Equilar Top 20 Survey, peer company proxy statements, and information gathered directly from other technology company survey resources. The Committee also tracks the performance of the Philadelphia Semiconductor Index and Nasdaq, and uses this information in the establishment of Company goals and individual compensation determinations.

COMPENSATION RISK ASSESSMENT

In designing and administering the executive compensation program, the Committee strives to balance short/long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards. The Committee, with periodic guidance from its compensation consultant, assesses and discusses the balance of risk and reward of all of its compensation programs in relation to the Company’s overall business strategy on a regular basis. These programs include the Company’s stock option, incentive compensation, and employee stock purchase plans.

The Committee has concluded that the Company’s compensation programs do not encourage its executives or other employees to take unnecessary or excessive risks, and are not reasonably likely to have a materially adverse effect on the Company. In reaching its conclusion, the Committee considered the attributes of our programs, including:

- The balance between annual and long-term performance opportunities.

- The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results.

- Performance measures tied to key measures of short-term and long-term performance that motivate sustained performance.

- The existence of share-based compensation through the long-term equity incentive compensation component, which the Committee believes encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

- The performance goals of revenue, adjusted earnings and adjusted cashflow from operations diversify the risks associated with any single indicator of performance.

Additionally, the Committee reviewed existing policies, which are believed to encourage diligent and prudent decision-making and review processes.  For example, the processes that are in place to manage and control risk include:

- The Board approves the Company’s Strategic Plan, Capital Budget, and Long-Term Plan which serves as the basis for short- and long-term goal-setting.

- During its goal-setting process, the Committee considers prior year performance relative to future expected performance to assess the reasonableness of goals.

- The Committee retains discretion in administering all awards and performance goals, and in determining performance achievement.

- The Committee believes the Company maintains a value driven ethics based culture supported by a strong tone at the top.

COMPONENTS OF COMPENSATION

The components of the compensation program for Named Executive Officers are described below.

Base Salary: Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, a competitive market assessment of compensation for similar roles at other semiconductor companies, and a comparison of salaries paid to peers within the Company.  Base salaries are currently at levels that approximate the 50th percentile based on the Aon/Radford semiconductor industry survey. Base salaries are reviewed annually, and may or may not be adjusted. These compensation levels are aligned with our compensation philosophy of targeting the 50th percentile of our benchmark peer group and allow the Company to attract and retain superior leaders that the Company believes will allow it to deliver on its business goals.

The CEO recommends base salaries for each other executive. When setting the base salaries for executives other than the CEO, the Committee considers recommendations from the CEO, reviews market pay information, and makes a final determination based on the factors listed above and such executive’s performance during the year. The Committee makes an independent determination for the CEO’s compensation.

During the 2013 fiscal year, Messrs. Cresci, van Saders and Miller received base salary changes which became effective June 17, 2013.  As of December 31, 2013 the salaries for the Named Executive Officers were:

Named Executive Officer	Base Salary
Ronald Michels, Chief Executive Officer	$463,500
David Cresci, President	$275,000
John van Saders, Executive Vice President, Chief Operating Officer	$300,000
Jerry Miller, Senior Vice President, Cellular Products	$250,000
Terrence G. Gallagher, Vice President and Chief Financial Officer	$250,000

Short-Term Incentives: Short-term incentives are “results oriented”. These incentives are discretionary and the process is reviewed annually by the Committee.  The payment of short-term incentives is based on our financial results and the individual executive’s performance as measured against the achievement of strategic or operational goals established by management and the Committee prior to the commencement of the relevant measurement period. In order to implement its philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the Committee reviews and approves the design of the short-term incentive plan which significantly affects the total compensation of our executives depending on our success in meeting semi-annual financial and strategic goals. The Committee has the authority to make any changes it deems necessary in the semi-annual short-term incentives provided to our executives.

Target Incentives - The short-term incentive plan is applicable to all our employees, including our Named Executive Officers. In 2013, the short-term incentive targets calculated on a semi-annual basis for our current Named Executive Officers were:

- Chief Executive Officer: 100% of base salary
- President: 75% of base salary
- Executive Vice President, Chief Operating Officer: 75% of base salary
- Senior Vice President, Cellular Products: 75% of base salary
- Vice President & Chief Financial Officer: 75% of base salary

Performance Measures - It is the Company’s policy that each of the Named Executive Officers and other eligible employees receive information on their individual compensation components, the corresponding measures, and information on how each plan or program works. This information is provided periodically by the Company’s Human Resources Department.

2013 Performance Goals - For the 2013 short-term incentive plan, the Committee selected financial goals related to revenue, adjusted earnings and adjusted cashflow from operations. The award of short-term incentives for the CEO and CFO in 2013 are weighted such that the achievement of goals related to revenue, adjusted earnings and adjusted cashflow from operations account for 45%, 45% and 10%, respectively, of such awards.

The short-term incentive plan financial goals are established by the Compensation and HR Committee based upon the Company’s semi-annual financial plan which is approved by the Board of Directors. In 2013, the Board met in February and July and approved the Company’s 2013 semi-annual financial plans. The Compensation and HR Committee selected financial goals for the short-term incentive plan consisting of revenue, adjusted earnings (adjusted to exclude the value of stock based compensation, depreciation, interest and other unusual or nonrecurring adjustments as determined by the Committee), and adjusted cashflow from operations (adjusted earnings modified for interest, movements in working capital, certain asset acquisition and/or disposition activities and other unusual or nonrecurring adjustments as determined by the Committee).

The financial performance targets established by the Committee under the Short-term Incentive Plan for 2013 are based on our historical operating results and growth rates as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and the Company.  The financial performance caps established by the Committee have historically been difficult to achieve and are designed to represent outstanding performance that the Committee believes should be rewarded.  Although, the Committee retains the discretion in extraordinary circumstances to make payments even if threshold performance levels are not met or to make payments in excess of the maximum level if the Company’s performance exceeds the performance caps it has only exercised this discretion when making ad hoc awards relating to promotions or an extraordinary change in job responsibility.   The Committee believes it is appropriate to retain this discretion in order to make short-term incentive awards in extraordinary circumstances.

The determination of whether a short-term incentive has been earned and will be paid for a semi-annual period is based upon whether the specific financial goal has been achieved, the absolute level of the economic performance of the business, as well as overall business conditions at the time of the short-term incentive payments.  Each financial goal has a minimum achievement threshold performance relating to 50% of the goal’s target incentive, below which there will be no incentive funding associated with that goal. In addition, each individual financial goal has a maximum achievement cap of 150%, above which there is no additional short-term incentive attributable to the achievement of such financial goal; provided, however, that the total payment of short-term incentives to an executive officer for a particular interim period shall in no case exceed 120% of the aggregate eligible short-term incentive payable to such executive officer for such period, unless such additional payments are approved by the Committee.

The Company’s Human Resources Department calculates the short-term incentive payments payable to executive officers based on the achievement of the semi-annual short-term incentive targets and specific strategic or operational goals.  Following each semi-annual period, the CEO makes recommendations for short-term incentive payments for each executive officer, excluding the CEO. The Committee considers recommendations from the CEO and makes a final determination based on the results achieved for the executive officers other than the CEO. The Committee, in a closed door session, decides on the short-term incentive award payable to the CEO.

Form of Short-Term Incentive Awards - From 2005 through fiscal year 2013, the Company has used varying combinations of cash and/or restricted stock or Restricted Stock Units as the basis for its semi-annual short-term incentive awards.  When restricted stock or Restricted Stock Units have been awarded, the awards have been made with six-months to one-year vesting periods. The use of equity for this purpose has allowed the Company to conserve cash to fund its growth, as well as better align the short term incentive payout with the shareholder value created in the following performance period. The Company may increase the use of cash payments for the semi-annual (short-term) incentives as deemed appropriate by the Committee.

The Committee determined that for 2013 semi-annual incentive distributions for the Named Executive Officers were to be entirely made in Restricted Stock Units. The semi-annual equity awards payable to the Company’s executive officers were reviewed and determined by the Committee in meetings held in July 2013 and February 2014, respectively.

2013 Achievement against Performance Goals - The specific financial performance targets for the first-half and second-half of the 2013 short-term incentive plan, respectively, were revenue of $63.5 million and $79.0 million, adjusted (loss)/earnings of ($17.9) million and ($9.2) million and adjusted cashflow from operations of $(21.2) million) and $(14.0) million.  For the first and second half of 2013, respectively, actual revenue was $60.9 million and $73.3 million, adjusted earnings were $(19.5) million and $(10.9) million and adjusted cashflow from operations was $(28.2) million and $(13.8) million.

The grants for 2013 were based on the Committee’s review of the financial performance targets and their discussions with the Compensation Consultant of incentive levels within the peer group and general market conditions. The net results of the Committee’s decisions were full-year short-term incentive awards ranging from 50% to 65% of the Named Executive Officers annual target incentives.  The awards are further described in the following 2013 short-term incentive award table:
Named Executive Officer	Date of Grant	Restricted Stock Units	Grant Date Stock Price ($)	Value ($)
Ronald Michels	July 25, 2013 (1)	61,289	2.42	148,319
Chairman and Chief Executive Officer	February 4, 2014 (2)	62,000	1.91	118,420

David Cresci	July 25, 2013 (1)	27,273	2.42	66,001
President	February 4, 2014 (2)	27,625	1.91	52,764

John van Saders	July 25, 2013 (1)	27,893	2.42	67,501
Executive Vice President, Chief Operating Officer	February 4, 2014 (2)	30,125	1.91	57,539

Jerry Miller	July 25, 2013 (1)	24,793	2.42	59,999
Senior Vice President, Cellular Products	February 4, 2014 (2)	25,100	1.91	47,941

Terrence G. Gallagher	July 25, 2013 (1)	23,244	2.42	56,250
Vice President and Chief Financial Officer	February 4, 2014 (2)	25,100	1.91	47,941

TOTAL		334,442		722,675

1.	Reflects short-term incentive award granted in respect of first half 2013 performance

2.	Reflects short-term incentive award granted in respect of second half 2013 performance.

The threshold, target and maximum amounts, regarding short-term incentives are reflected in the Grants of Plan-Based Awards Table for Fiscal Year-End, assuming that the amounts were paid in cash, subject to the HR Committee’s discretion to pay these awards in equity.

Future Performance Goals - Because the market in which we operate is highly competitive with, among other items, product development, talent recruitment, accessibility of materials, customer relationships, and profitability subject to rapid competitive developments, it is our practice not to reveal forward-looking commercial and financial information relating to our business goals, plans or strategies which could result in competitive harm to us. Our 2013 goals for revenue, adjusted earnings, and adjusted cashflow from operations were derived from a combination of internal operating plans and an assessment of the rate of overall growth in our markets. As an indication of the level of difficulty in achieving overall performance objectives, the following level of short-term incentive payouts has been achieved in the past four fiscal years:

Fiscal Year	Range of Achievement
2013	50 to 65%
2012	9% to 50%
2011	14% to 15%
2010	90% to 112%

Long-Term Incentives: Long-term equity incentives, including stock options, restricted stock, Restricted Stock Units, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, directly align the interests of our stockholders and the economic interests of our executive officers and other eligible employees. Stock options and Restricted Stock Units are both strong incentives because they encourage employees to work to increase the Company’s stock price. Recipients of stock option grants realize value only if the fair market value of our common stock increases above the exercise price of such options, which is set at the fair market value of our common stock on the date such option is granted. The fair market value of Restricted Stock Units is based on the closing price on date of grant. In addition, employees must remain employed with us for a fixed period of time in order for the options or Restricted Stock Units to fully vest. Options and/or Restricted Stock Units are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to the Company. Stock options generally vest over a period of three years with one-third vesting on the anniversary of the first full year of each grant and quarterly vesting in the remaining two years. Restricted Stock Units generally vest over a period of three years with one-third vesting at the end of each twelve-month period commencing with the date of grant.

The Company believes that it is important to find an appropriate balance between our need to provide effective equity incentives to our employees on the one hand, and on the other hand, the potential resulting dilution to our stockholders and the accounting and administrative impact of issuing such awards due to equity compensation accounting rules. When an award has a per share exercise or purchase price lower than  the fair market value of a share of our common stock on the date of grant, we refer to it as a “full-value award”.  Since 2011, the Company has primarily granted full-value awards to the Named Executive Officers, as the Committee believes they currently offer better retention value than stock options and better align employees with our stockholders over the long term.

Since 2011, the Company has primarily granted full-value awards to the Named Executive Officers, as the Committee believes they better align employees with our stockholders over the long term and currently offer better retention value than stock options.

Annual Long-Term Incentive Equity Awards for Fiscal 2013 - At its December 4, 2012 meeting, in accordance with its Pay for Performance Policy (see section on Other Compensation Policies and Practices), the Committee approved, the award of 420,000 Restricted Stock Units to the Named Executive Officers set forth opposite their names as of May 2013. 50% of the Restricted Stock Units will have time-based vesting conditions and 50% will have performance-based vesting conditions.  The Committee approved these long-term incentive awards after discussions with their Compensation Consultant and examining Peer Group Company compensation levels as well as the Company’s past practices and current and anticipated performance levels.  The Committee also considered the Company’s business conditions as well as general market conditions.

Named Executive Officer	Date of Grant	Fiscal Year Performance Period	Number of Time Vesting Restricted Stock Units	Number of Performance Vesting Restricted Stock Units
Ronald Michels	May 8, 2013	2013	100,000	100,000
Chairman and Chief Executive Officer

David Cresci	May 8, 2013	2013	25,000	25,000
President

John van Saders	May 8, 2013	2013	30,000	30,000
Executive Vice President, Chief Operating Officer

Jerry Miller	May 8, 2013	2013	25,000	25,000
Senior Vice President, Cellular Products

Terrence G. Gallagher	May 8, 2013	2013	30,000	30,000
Vice President and Chief Financial Officer

2013 Long-Term Incentive Award Calculation

The performance vesting Restricted Stock Units based upon fiscal year 2013 performance period will vest based upon achievement of certain levels of EBITDA, as described below, at the end of fiscal year 2013 as well as the level of EBITDA as of the end of the fourth quarter of 2013.   After discussions with the Compensation Consultant and management, the Committee elected to use EBITDA as the metric for these performance awards because it was the primary and most important financial driver the Company was focused upon.

The Q4’13 targets ranged from $(1.0) - $(5.0) million with a performance achievement range of 50 – 100% depending on the EBITDA dollars achieved.  Full year 2013 targets ranged from $(22.5) - $(35.0) million with a performance achievement range of 50 – 100% depending on the EBITDA dollars achieved.

Full year results		x	Q4 Results		=	Performance RSU’s Vesting %

Full year 2013 EBITDA	Multiplier A		Q4 2013 EBITDA	Multiplier B		Result of A x B

($30.4M)	68.4%	x	($4.9M)	50.9%	=	34.83%

2014 Long-Term Incentive Award Calculation

In February 2014, the Committee modified the structure of the performance-based awards to further align shareholder and management incentives.  The performance calculation used in determining whether the long-term performance-based restricted stock unit award has been earned shall be Company’s one-year, two-year and three-year relative total shareholder return compared to that of the Peer Group Companies listed under Executive Compensation Objectives and Philosophy – Peer Group Companies. The Committee carefully selected the relative total shareholder return metric because the Committee and Board felt it was important for the Company to generate total shareholder return at the median of the peer group, an objective which had not been reached in recent years.

Company’s Relative Three-Year TSR Performance	Applicable Percentage
75% (top quartile)	150%
50% (median)	100%
25% (bottom quartile)	50%
<25%	0

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Stock Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (3)	Total ($)

Ronald Michels	2013	$463,500	$0	$504,000	$0	$266,739	N/	A	$27,847	$1,262,085
Chairman and Chief Executive Officer	2012	$456,231	$0	$0	$0	$231,750	N/	A	$39,947	$727,928
	2011	$397,405	$23,054	$2,667,475	$888,918	$63,674	N/	A	$26,019	$4,066,545

Dave Cresci	2013	$248,591	$0	$304,915	$0	$118,764	N/	A	$45,016	$717,285
President

John van Saders	2013	$294,231	$0	$235,600	$0	$125,040	N/	A	$22,032	$676,902
Executive Vice President, Chief Operating Officer	2012	$281,000	$0	$0	$0	$28,800	N/	A	$24,109	$333,909
	2011	$244,378	$12,800	$350,743	$0	$29,184	N/	A	$20,473	$657,578

Jerry Miller	2013	$242,788	$0	$126,000	$0	$112,763	N/	A	$21,791	$503,342
Senior Vice President, Cellular Products

Terrence G. Gallagher	2013	$250,000	$0	$89,100	$0	$104,191	N/	A	$21,019	$464,310
Vice President and Chief Financial Officer	2012	$240,000	$0	$0	$0	$17,760	N/	A	$19,368	$277,128
	2011	$199,582	$10,000	$179,948	$0	$25,470	N/	A	$16,780	$431,779

1	For time based Restricted Stock Unit awards, includes the grant date fair value of $2.07 for the fiscal 2012 award, subject to approval by the Company’s shareholders in 2013, $1.98 for the fiscal 2013 award and for Messrs. Cresci and van Saders awards upon promotion at $2.11. Amounts for Messrs. Michels, Cresci, van Saders, and Miller includes the value of Restricted Stock Units awarded for fiscal 2012 compensation, in addition to awards for the fiscal 2013. The fiscal 2012 and 2013 awards were approved by the Compensation Committee at its February 16, 2012 and December 4, 2012 meetings, respectively, but they were subject to approval at the Company’s 2013 annual shareholder meeting, which was obtained on May 7, 2013. For Restricted Stock Units subject to performance conditions for 2012, value is zero based on performance conditions. For Restricted Stock Units subject to performance conditions for 2013, includes the value at the grant date for 50% of the shares awarded, whereas actual performance was 34.83%.

2	Amounts reflect the aggregate grant date fair value of option awards (adjusted for rescission) granted in the fiscal year (using the Black-Scholes option pricing model for time based awards and the Monte Carlo option pricing model for performance based awards) computed in accordance with ASC 718.

3	Amounts reflect the aggregate grant date fair value of Restricted Stock Units granted in the fiscal year computed in accordance with ASC 718. Amounts include the value of Restricted Stock Units awarded for fiscal 2013 short-term incentives.

4	All Other Compensation includes benefits (medical, dental, life, accidental death and dismemberment, long-term disability, physical exam, financial planning allowance, and 401k match) for Messrs. Michels - $14,542, Cresci - $15,237, van Saders - $15,639, Miller - $15,639 and Gallagher - $15,639. For Mr. Michels a country club membership is also included. For Mr. van Saders a patent award is included. For Mr. Cresci tuition reimbursement - $15,843 and relocation is included.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR END

The following table provides information on stock options, Restricted Stock Units or awards and plan-based cash incentive awards granted in fiscal year 2013 for each of the Company’s Named Executive Officers. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized.

			Fiscal year 2013 Short Term Incentive Plan Awards			Estimates Future Shares Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of All Stock & Option Awards

Ronald Michels	5/7/2013	2/16/2012							100,000	1			$207,000
Chairman and Chief Executive Officer	5/7/2013	2/16/2012				50,000	100,000	100,000		2			-
	5/8/2013	12/3/2012							100,000	3			$198,000
	5/8/2013	12/3/2012				25,000	100,000	100,000		4			$99,000
		7/25/2013	$-	$231,750	$278,100					5
		12/3/2013	$-	$231,750	$278,100					6

David Cresci	5/7/2013	2/16/2012							9,500	1			$19,665
President	5/8/2013	12/3/2012							25,000	2			$49,500
	5/8/2013	12/3/2012				6,250	25,000	25,000		3			$24,750
	6/17/2013	6/11/2013							100,000	4			$211,000
		7/25/2013	$-	$103,125	$123,750					5
		12/3/2013	$-	$103,125	$123,750					6

John van Saders	5/7/2013	2/16/2012							30,000	1			$62,100
Executive Vice President, Chief Operating Officer	5/7/2013	2/16/2012				15,000	30,000	30,000		2			-
	5/8/2013	12/3/2012							30,000	3			$59,400
	5/8/2013	12/3/2012				7,500	30,000	30,000		4			$29,700
	6/17/2013	6/11/2013							40,000	7			$84,400
		7/25/2013	$-	$112,500	$135,000					5
		12/3/2013	$-	$112,500	$135,000					6

Jerry Miller	5/7/2013	2/16/2012							25,000	1			$51,750
Senior Vice President, Cellular Products	5/7/2013	2/16/2012				12,500	25,000	25,000		2			-
	5/8/2013	12/3/2012							25,000	3			$49,500
	5/8/2013	12/3/2012				6,250	25,000	25,000		4			$24,750
		7/25/2013	$-	$93,750	$112,500					5
		12/3/2013	$-	$93,750	$112,500					6

Terrence G. Gallagher	5/8/2013	12/3/2012							30,000	3			$59,400
Vice President and Chief Financial Officer	5/8/2013	12/3/2012				7,500	30,000	30,000		4			$29,700
		7/25/2013	$-	$93,750	$112,500					5
		12/3/2013	$-	$93,750	$112,500					6

(1)	Awards of Restricted Stock Units for the 2012 time based long term incentive award plan with 3 year vesting.

(2)	Awards of Restricted Stock Units for the 2012 performance based long term incentive award plan with 3 year vesting. The first and second tranches have been forfeited due to lack of performance.

(3)	Awards of Restricted Stock Units for the 2013 time based long term incentive award plan with 3 year vesting.

(4)	Awards of Restricted Stock Units for the 2013 performance based long term incentive award plan with 3 year vesting using 50% of target. Earned awards were determined as 34.83% of target.

(5)	Represents potential payments for the First Half 2013 short term incentive award.

(6)	Represents potential payments for the Second Half 2013 short term incentive award.

(7)	Awards to Mr. Cresci and Mr. van Saders for the assumption of their new roles with 3 year vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2013.

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Ronald Michels	56,001				$7.27	2/6/2014	445,270	5	$819,297	33,334	$61,335
Chairman and Chief Executive Officer	47,600				$8.84	12/18/2016
	88,858				$1.93	1/15/2019
	187,500	62,500	3		$3.24	6/28/2021
		125,000	2,4		$3.24	6/28/2021

David Cresci	5,408				$8.84	12/18/2016	196,893	6	$362,283
President	11,026				$1.93	1/15/2019
	10,000				$5.78	10/7/2020

John van Saders	3,609				$9.00	2/1/2017	155,839	7	$286,744	10,000	$18,400
Executive Vice President, Chief Operating Officer	2,543				$1.93	1/15/2019

Jerry Miller	5,066				$5.01	5/3/2020	98,472	8	$181,188	8,334	$15,335
Senior Vice President, Cellular Products

Terrence G. Gallagher	13,044				$7.27	2/6/2014	86,191	9	$158,591
Vice President and Chief Financial Officer	7,811				$8.84	12/18/2016
	4,072				$1.93	1/15/2019

(1)	The dollar value of these awards is calculated by multiplying the number of shares or units by the market close of our Common Stock on December 31, 2013 of $1.84.

(2)	Maximum option award subject to performance conditions as outlined in the Long-Term Incentive awards associated with promotions for Named Executive Officers.

(3)	Long-term incentive option award.

(4)	Long-term incentive performance option award contingent upon the Company’s shareholder return performance against the performance of the Philadelphia Semiconductor Index component companies. Evaluation and potential vesting on June 28, 2014.

(5)	Restricted time based stock units vesting as follows: 33,334 vested on February 18, 2014, 15,834 vested February 27, 2014, 61,289 vested on March 5, 2014, 166,650 vesting on March 28, 2014, 44,943 vesting on May 8, 2014, 33,333 vesting February 18, 2015, 44,943 vesting May 8, 2015 and 44,944 vesting May 8, 2016. Performance based Restricted Stock Units dependent on performance will be vesting as follows: 33,334 vesting on December 31, 2014.

(6)	Restricted time based stock units vesting as follows: 3,167 vested on February 18, 2014, 2,916 vested on February 27, 2014, 27,273 vested on March 5, 2014, 11,236 vesting on May 8, 2014, 33,334 vesting on June 17, 2014, 10,000 vesting on July 28, 2014, 8,332 vesting on September 17, 2014, 3,166 vesting on February 18, 2015, 11,235 vesting on May 8, 2015, 33,333 vesting on June 17, 2015, 8,332 vesting on September 17, 2015, 11,235 vesting on May 8, 2016 and 33,333 vesting on June 17, 2016.

(7)	Restricted time based stock units vesting as follows: 10,000 vested on February 18, 2014, 2,541 vested February 27, 2014, 27,893 vested on March 5, 2014, 13,290 vesting on March 28, 2014, 13,483 vesting on May 8, 2014, 13,334 vesting June 17, 2014, 11,666 vesting on August 3, 2014, 10,000 vesting on February 18, 2015, 13,483 vesting May 8, 2015, 13,333 vesting on June 17, 2015, 13,483 vesting on May 8, 2016 and 13,333 vesting on June 17, 2016. Performance based Restricted Stock Units dependent on performance will be vesting as follows: 10,000 vesting on December 31, 2014.

(8)	Restricted time based stock units vesting as follows: 8,334 vested on February 18, 2014, 1,723 vested February 27, 2014, 24,793 vested on March 5, 2014, 11,582 vesting on March 28, 2014, 11,236 vesting on May 8, 2014, 10,000 vesting on August 3, 2014, 8,333 vesting February 18, 2015, 11,235 vesting May 8, 2015 and 11,236 vesting May 8, 2016. Performance based Restricted Stock Units dependent on performance will be vesting as follows: 8,334 vesting on December 31, 2014.

(9)	Restricted time based stock units vesting as follows: 2,583 vested February 27, 2014, 23,244 vesting on March 5, 2014, 4,082 vested on March 28, 2014, 13,483 vesting on May 8, 2014, 15,833 vesting on November 14, 2014, 13,483 vesting on May 8, 2015 and 13,483 vesting on May 8, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by each Named Executive Officer during fiscal 2013.

Named Executive Officer	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald Michels			352,352	$682,005
Chairman and Chief Executive Officer

David Cresci			38,887	$79,920
President

John van Saders			54,350	$105,680
Executive Vice President, Chief Operating Officer

Jerry Miller			76,469	$144,230
Senior Vice President, Cellular Products

Terrence G. Gallagher			33,851	$62,749
Vice President and Chief Financial Officer

Equity Compensation Plan Disclosure

The following table provides information as of December 31, 2013, about securities issued or authorized for future issuance under the Company’s equity compensation plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by security holders (1)	1,852,309	$4.94	9,064,349
Equity Compensation Plans not approved by security holders (2)	190,022	$6.87
Total	2,042,331		9,064,349

(1)	Consists of the Company’s 1995 Long-Term Incentive and Share Award Plan for Officers and Directors, which terminated on February 28, 2005; the 2005 Plan; and the Employee Stock Purchase Plan. The reserve balance in the 2005 Plan at December 31, 2013 was 7,087,021 shares. Shares remaining in the 2005 Plan reserve as of March 12, 2014 equaled 5,552,132.

(2)	Consists of the Company’s 1997 Long-Term Incentive and Share Award Plan which terminated on February 28, 2005.

OTHER COMPENSATION AND BENEFITS

Our executive officers are also eligible for other benefits that generally are similar to those available to all of our U.S.-based employees, including medical, life and accident insurance, employee stock purchase plan and a 401(k) plan matching contribution of up to 30% of an employee’s contribution up to 10% of their gross pay. Our Named Executive Officers are also eligible for an annual physical exam, a supplemental executive medical plan, a convertible life insurance policy and a financial planning allowance. Mr. Michels receives a country club membership.  We do not provide any other perquisites to our Named Executive Officers that are not made available to other employees.

The following table generally illustrates the benefits and perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Plan	Named Executive Officers	Managers	Full-Time Employees
401(k)	X	X	X
Medical/Dental/Vision	X	X	X
Life & Disability Insurance (1) (2)	X	X	X
Change-In-Control & Severance Plan	X	Not Offered	Not Offered
Supplemental Executive Medical Plan (3)	X	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Purchase Plan	X	X	X
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Employee Discounts	X	X	X
Convertible Life Insurance	X	Not Offered	Not Offered
Financial Planning Allowance (4)	X	X	X
Automobile/Transportation Allowance (5)	Not Offered	Not Offered	X
Relocation Assistance (6)	X	X	X
Physical Fitness Allowance	Not Offered	Not Offered	Not Offered
Country Club Memberships (7)	X	Not Offered	Not Offered
Security Service	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use	Not Offered	Not Offered	Not Offered

(1)	We provide Company-paid short-term disability insurance to eligible full-time employees with a bi-weekly benefit up to 100% of qualifying base salary. The amount of the Company-paid benefit may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(2)	We provide Company-paid long-term disability insurance which provides income replacement during a disability that has existed (for at least six months of up to 60% of base salary with a maximum benefit of $10,000 monthly.) The amount of benefits provided under this plan may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(3)	We provide an executive supplemental medical plan to certain executives, which covers the expense for qualifying claims which have not been paid or reimbursed by the basic healthcare plans.

(4)	We provide our Named Executive Officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, life insurance adequacy and tax preparation, which are focused on assisting executive employees in achieving the highest value from their compensation package.

(5)	In certain international locations certain managers and employees are provided an automobile/transportation allowance in accordance with local custom and competitive market practice.

(6)	We provide relocating employees with economic assistance associated with home sale, house hunting, home purchase, temporary living, shipment of personal goods, and other miscellaneous move expenses. The level of individual assistance is defined by both our Relocation Policy and individual relocation agreements. The program is administered through a third party.

(7)	We provide a Company-paid Country Club membership to Ron Michels, Chief Executive Officer, for the purpose of customer meetings and entertainment.

OTHER COMPENSATION POLICIES AND PRACTICES

Hedging Prohibitions - We have an insider trading policy, which among other things prohibits employees, officers, and directors from engaging in any speculative or hedging transactions in our securities.  These “Hedging Prohibitions” were adopted and added to the policy at the Committee’s February 2012 meeting.

ANADIGICS considers it improper and inappropriate for those employed by the Company to engage in short-term, speculative transactions, including derivatives or hedges, in or related to the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws.

Hedging transactions such as puts, calls, collars, swaps, forward sales contracts, exchange funds, and similar arrangements or instruments designed to hedge or offset decreases in market value of ANADIGICS’ securities are prohibited.

No employee, including Named Executive Officers, or directors may engage in short sales of ANADIGICS securities, hold ANADIGICS securities in a margin account or pledge ANADIGICS securities as collateral for a loan as both create the potential for inadvertent violations of insider trading laws (i.e. margin calls or loan foreclosures).

Clawback Policy - The Board of Directors may recover incentive compensation paid to any current or former Named Executive Officer of the Company when each of the following conditions apply:

₋	The Company’s financial statements are required to be restated due to material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in accounting rules);

₋	As a result of such restatement, a performance measure that was a material factor in determining the incentive award is restated; and

₋	A lower payment would have been made to the executive officer based on the restated financial results.

The Clawback policy applies to all annual incentive and other performance-based compensation paid on or after February 16, 2012 and the recovery period is the three year period preceding the date on which the Company is required to prepare the accounting restatement.

Executive and Director Stock Ownership - The Board of Directors believes that Directors and Named Executive Officers should have a significant stake in ANADIGICS stock to align their interests with those of ANADIGICS’ stockholders.  To further this objective, the Committee periodically reviews stock ownership levels for our Named Executive Officers and Directors.

As of February 2014, the Committee’s assessment of stock and beneficial ownership levels among our executives is that (i) a significant portion of our executives’ personal investment portfolios consist of our Company’s stock; and (ii) the stock ownership levels of our Named Executive Officers are appropriate when compared to similarly situated executives at our Peer Group Companies.

As of March 12, 2014 based on the most recent Form 4 filings, Director stock ownership was:

Ronald Rosenzweig	253,407 shares
Paul Bachow	256,410 shares	*
Lew Solomon	234,146 shares
Harry Rein	204,246 shares
David Fellows	195,611 shares
Denny Strigl	173,588 shares
Total Directors	1,317,408 shares

* Includes 166,410 shares of Common Stock held in the "The Bachow Family Trust dtd 11/16/2012".

From a benchmarking standpoint, as of our Record Date our Directors have holdings at least four times their total cash compensation, including chair and committee fees.

As of March 12, 2014 based on the most recent Form 4 filings, Named Executive Officer stock ownership was:

Ronald Michels	1,366,846 shares
David Cresci	562,683 shares
John van Saders	400,644 shares
Jerry Miller	244,330 shares
Terrence G. Gallagher	297,466 shares

From a benchmarking standpoint, as of the Record Date based on our most current Form 4s, our Named Executive Officers all have a high level of stock ownership, with our Chief Executive Officer's ownership at five times his base salary and the other Named Executive Officers ownership at approximately two times base salary.

We will continue to monitor Named Executive Officer stock ownership levels compared to our Peer Group Companies on an ongoing basis.

Timing of Equity Awards - It has been our practice to grant Long-Term Incentive awards following the first Committee meeting of the fiscal year.  When equity is used as all or a portion of the award pool for our semi-annual Short-Term Incentives, it has been the Company’s practice to approve the awards at Committee meetings held on or approximating our Q2 and Q4 earnings releases.

Pay for Performance Policy - The ANADIGICS Board of Directors believes that a substantial portion of equity awards to Named Executive Officers should be performance-based. We have adopted, effective February 16, 2012, a Pay for Performance Policy, which among other things, requires that any equity granted for short-term incentive awards is 100% performance-based and that any equity granted for long-term incentive awards is at least 50% performance-based.

Short-term incentive plan performance measures include:

-	Revenue Achievement (vs. Plan)
-	Adjusted Earnings Achievement (vs. Plan)
-	Adjusted Cash Flow from Operations Achievement (vs. Plan)

Long-term incentive plan performance measures, in recent years, have included total stockholder return measures, which span multiple years:

-	Relative TSR (vs. a pre-defined peer group)
-	Absolute TSR
-	EBITDA
-	Revenue
-	Gross Profit
-	Design Wins

Section 162(m) - Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next three most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is treated as “qualified performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.  Our 2005 Plan is stockholder-approved and stock options granted under the 2005 plan are intended to qualify as “qualified performance-based compensation”.  The Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL ARRANGEMENTS, AND SEPARATION AGREEMENTS

EXECUTIVE EMPLOYMENT AGREEMENTS

Ron Michels – Chairman and Chief Executive Officer.  The Company announced on March 28, 2011 it appointed Ronald Michels, to serve as President, Chief Executive Officer and Director.  In connection with his appointment, Mr. Michels and the Company entered into an employment agreement, accepted April 15, 2011 (the “Initial Agreement”), with a term expiring on December 31, 2013. In June 2013, the Company announced that in connection with an executive reorganization, Mr. Michels was appointed Chairman of the Board.  He was appointed Chief Executive Officer in March 2011. On September 30, 2013, the Company entered into an amended employment agreement (the “Agreement”) with Mr. Michels, which replaced the Initial Agreement.

Pursuant to the Agreement, the term commenced on October 1, 2013 and terminates on December 31, 2015 (the “Stated Termination Date”), unless  either Mr. Michels or the Company, on or subsequent to September 30, 2014 provides the other party with a 90-day advance written notice to terminate the Agreement in which event the Agreement will terminate on the 91st day, with Mr. Michels agreeing to serve as Chairman of the Board for 12 months beginning on such date (the “Early Termination Date”), if the Board of Directors so requests.

Under the terms of the Agreement, if the Company terminates Mr. Michels without “Cause” or in the event of  a “Change in Control” which results in either the involuntary termination without “Cause” of his employment with the Company or Mr. Michels’ voluntary resignation from the Company due to a reduction in responsibilities and duties associated with his position, or reduction in base salary, plus bonus at target, (without the prior express written consent of Mr. Michels), he shall be entitled to (A) an amount equal to 200% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment plus (ii) his bonus at target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment (to be paid on the date that is sixty (60) days after the date of termination under the Agreement), (B) payment of the semi-annual bonus (at 100% of target prorated for the number of months worked in that period to be paid on the date that is sixty (60) days after the date of termination under the Agreement), (C) medical and dental insurance benefits for a maximum of twelve months, (D) executive outplacement services for up to six months, and (E) immediate vesting of (i) all stock options and (ii) all shares of restricted stock and Restricted Stock Units granted prior to termination of employment to the extent earned if performance based.

 If Mr. Michels’ employment terminates on the Stated Termination Date or the Early Termination Date, he is entitled to (x) the immediate vesting of his stock options, restricted stock and Restricted Stock Units that would have vested within twelve months of the expiration date of the Agreement and (y) an amount equal to the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment (to be paid on the date that is sixty days after the date of termination under the Agreement) and (z) payment of any short-term incentive bonus for the year ending on the Stated Termination Date or the Early Termination Date, which  has been awarded and earned in accordance with the Company’s normal course, but not yet paid (to be paid at the time such bonuses are otherwise payable under the terms of the applicable plan for active executives).

David Cresci - President.  The Company announced on June 12, 2013 it appointed David J. Cresci, to serve as President.  In connection with his appointment, Mr. Cresci and the Company continued his employment agreement which was accepted on January 14, 2013 (the “Agreement”), for a term expiring December 31, 2015 (the “Stated Termination Date”) (the “Agreement”), which term will automatically be extended on an annual basis on each anniversary of the Stated Termination Date (“Anniversary Termination Date”) provided that neither Mr. Cresci nor the Company notifies the other party in writing prior to the September 30 preceding such Stated Termination Date or Anniversary Termination Date that such party elects not to extend the Agreement.

Under the terms of the Agreement, if within 12 months following a “Change in Control” his employment with the Company is terminated without “Cause” or Mr. Cresci voluntary resigns from the Company due to a material reduction in the responsibilities and duties associated with his position, or a material reduction in his base salary, plus target bonus opportunity (without the express consent of Mr. Cresci), he will be entitled to (i) an amount equal to (x) twelve months of base salary (payable in equal bi-weekly installments) (y) payment of his annual bonus at 100% of target (payable in bi-weekly installments), and (z) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period (paid at the Company’s regular scheduled semi-annual bonus payment date); provided that no such payments under this clause (i) shall be made prior to the 60th day following the date of termination under the Agreement; (ii) subject to his timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company’s will pay the COBRA continuation coverage premiums for him and his covered dependents in effect at his termination for a maximum of twelve (12) months; (iii) executive outplacement services for up to six months; and (iv) the immediate vesting of all stock options, restricted stock and Restricted Stock Units previously granted to him which have not vested as of such date on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based) and not vested as of such date; any such options shall continue to be exercisable for ninety (90) days following the vesting of such options, but not beyond the original term of such options.

In the event Mr. Cresci's's employment with the Company is terminated without "Cause" at any time by the Company prior to the Stated or Anniversary Termination Date, absent the occurrence of a Change in Control or more than twelve months following a Change in Control, the Company agrees that following such termination, he will receive: (i) an amount equal to (x) twelve months of base salary (payable in equal bi-weekly installments); and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period (paid at the Company's regular scheduled semi-annual bonus payment date); provided that no such payments under this clause (i) shall be made prior to the 60th day following the date of termination under this Agreement; (ii) subject to his timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company will pay the COBRA continuation coverage premiums for Mr. Cresci and his covered dependents as in effect at his termination for a maximum of twelve (12) months (iii) executive outplacement services for up to six months; and (iv) the continued vesting of all stock options, restricted stock and Restricted Stock Units previously granted to him which have not vested as of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based) and not vested as of such date; any such options shall continue to be exercisable for ninety (90) days following the vesting of such options, but not beyond the original term of such options.

If Mr. Cresci’s employment terminates on the Stated Termination Date or any Anniversary Termination Date as a result of notification from the Company, Mr. Cresci is entitled to (i) twelve (12) months base salary (payable in equal bi-weekly installments), (ii) the annual short-term bonus for the calendar year in which the Agreement expires, to the extent earned and not yet paid, and (iii) the continued vesting of all stock options, restricted stock and Restricted Stock Units previously granted to him which have not vested as of such date but would have vested within twelve (12) months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based) and not vested as of such date; any such options shall continue to be exercisable for ninety (90) days following the vesting of such options, but not beyond the original term of such options; provided that no payments under clauses (i) and (ii) shall be made prior to the 60th day following the date of termination under the Agreement.

John van Saders - Executive Vice President, Chief Operating Officer.  The Company announced on June 12, 2013 it appointed John van Saders, to serve as Executive Vice President, Chief Operating Officer.  In connection with his appointment, Mr. van Saders and the Company continued his employment agreement, accepted April 15, 2011 (the “Agreement”), for a term expiring December 31, 2013 (the “Stated Termination Date”), which term will automatically be extended on an annual basis on each anniversary of the Stated Termination Date (“Anniversary Termination Date”) provided that neither Mr. van Saders nor the Company notifies the other party in writing prior to the September 30 preceding such Stated Termination Date or Anniversary Termination Date that such party elects not to extend the Agreement.

Under the terms of the Agreement, in the event of a “Change in Control” which results, within six months of the Change in Control, in either the involuntary termination of his employment with the Company without “Cause” or Mr. van Saders’ voluntary resignation from the Company due to a reduction in the responsibilities and duties associated with his position, or reduction in base salary, plus bonus at target (without the express consent of Mr. van Saders), he will be entitled to (A) an amount equal to (i) twelve months of base salary and payment of the annual bonus at 100% of target (payable in equal bi-weekly installments) plus (ii) his semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the numbers of complete months worked in that period, provided that no such payments under clauses (i) and (ii) shall be made prior to the 60th day following the date of termination, (B) continuation of all current medical and dental insurance benefits for a maximum of twelve (12) months, (C) executive outplacement services for up to six months and (D) immediate vesting of all stock options and shares of restricted stock and Restricted Stock Units granted prior to termination of employment, to the extent such options, stock and units have been earned if performance based; any such options will continue to be exercisable for six (6) months following termination of employment but not beyond the original term of the options.  If the Company terminates Mr. van Saders without “Cause” at any time prior to the Stated Termination Date or any Anniversary Termination Date, absent the occurrence of a Change in Control, Mr. van Saders shall be entitled to (A) an amount equal to six months base salary and payment of the semi-annual bonus at 100% of target, (B) continuation of all current medical and dental insurance benefits for a maximum of twelve (12) months, (C) executive outplacement services for up to six months and (D) immediate vesting of all stock options and shares of restricted stock and Restricted Stock Units granted prior to termination of employment, to the extent such options, stock and units have been earned if performance based.

If Mr. van Saders’ employment terminates on the Stated Termination Date or any Anniversary Termination Date, he is entitled to the immediate vesting of his stock options and restricted stock and Restricted Stock Units that would have vested within twelve months of the expiration date of the Agreement.

Jerry Miller - Senior Vice President, Cellular Products. The Company announced on June 12, 2013 it appointed Jerry Miller, to serve as Senior Vice President, Cellular Products.  In connection with his appointment, Mr. Miller and the Company continued his employment agreement which was accepted on April 3, 2013 (the “Agreement”) for a term expiring December 31, 2013 (the “Stated Termination Date”), which term will automatically be extended on an annual basis on each anniversary of the Stated Termination Date (“Anniversary Termination Date”), provided that neither Mr. Miller nor the Company notifies the other party in writing prior to the September 30 preceding such Stated Termination Date or Anniversary Termination Date that such party elects not to extend the Agreement.

Under the terms of the Agreement, in the event of a “Change in Control” which results, within twelve (12) months following a Change in Control, in either the involuntary termination of his employment with the Company without “Cause” or Mr. Miller’s voluntary resignation from the Company due to a material reduction in the responsibilities and duties associated with his position, or material reduction in base salary, plus target bonus opportunity (without the express consent of Mr. Miller), he will be entitled to (i) an amount equal to (x) twelve months of base salary and payment of the annual bonus at 100% of target (payable in equal bi-weekly installments); and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period (paid at the Company’s regular scheduled semi-annual bonus payment date); provided that no such payments under clause (i) shall be made prior to the 60th day following the date of termination under this Agreement; (ii) subject to  his timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA continuation coverage premiums for him and his covered dependents as in effect at his termination for a maximum of twelve (12)months (iii) executive outplacement services for up to six months; and (iv) the immediate vesting of all stock options, restricted stock and Restricted Stock Units previously granted to him which have not vested as of such date but would have vested within twelve (12) months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based) and not vested as of such date; any such options will continue to be exercisable for twelve (12) months following the vesting of such options, but not beyond the original term of such options.

In the event Mr. Miller's employment with the Company is terminated without "Cause" at any time by the Company prior to the Stated or Anniversary Termination Date, absent the occurrence of a “Change in Control” or more than twelve months following a Change in Control, the Company agrees that following such termination, he will receive: (i) an amount equal to (x) twelve months of base salary (payable in equal bi-weekly installments); and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period (paid at the Company's regular scheduled semi-annual bonus payment date); provided that no such payments under clause (i) shall be made prior to the 60th day following the date of termination under this Agreement; (ii) subject to his timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company will pay the COBRA continuation coverage premiums for Mr. Miller and his covered dependents as in effect at his termination for a maximum of twelve (12) months (iii) executive outplacement services for up to six months; and (iv) the continued vesting of all stock options, restricted stock and Restricted Stock Units previously granted to him which have not vested as of such date but would have vested within twelve (12) months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based) and not vested as of such date; any such options shall continue to be exercisable for ninety (90) days following the vesting of such options, but not beyond the original term of such options.

If Mr. Miller’s employment terminates on the Stated Termination Date or any Anniversary Termination Date as a result of notification from the Company, Mr. Miller is entitled to (i) twelve (12) months base salary (payable in equal bi-weekly installments), (ii) the annual short-term bonus for the calendar year in which the Agreement expires, to the extent earned and not yet paid (paid at the Company’s regular scheduled semi-annual bonus payment date), and (iii) the continued vesting of all stock options, restricted stock and Restricted Stock Units previously granted to him which have not vested as of such date but would have vested within twelve (12) months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based) and not vested as of such date; any such options will continue to be exercisable for ninety (90) days following the vesting of such options, but not beyond the original term of such options; provided that no payments under clauses (i) and (ii) will be made prior to the 60th day following the date of termination under the Agreement.

Terrence Gallagher - Vice President and Chief Financial Officer.  The Company announced on November 14, 2011 it appointed Terrence Gallagher, to serve as Vice President, Chief Financial Officer.  In connection with his appointment, Mr. Gallagher and the Company entered into an employment agreement, effective November 14, 2011 (the “Agreement”) for a term expiring on December 31, 2013 (the “Stated Termination Date”), which term will automatically be extended on an annual basis on the Stated Termination Date and on each anniversary of the Stated Termination Date (“Anniversary Termination Date”) provided that neither Mr. Gallagher nor the Company notifies the other party in writing prior to the September 30 preceding such Stated Termination Date or Anniversary Termination Date that such party elects not to extend the Agreement.

Under the terms of the Agreement, if within 12 months following a “Change in Control”, the Company terminates Mr. Gallagher without “Cause” or Mr. Gallagher voluntarily resigns from the Company due to a material reduction in responsibilities and duties associated with his position, or a material reduction in base salary, plus target bonus opportunity, without the prior express written consent of Mr. Gallagher, he will be entitled to (A) an amount equal to (x) twelve months of base salary and payment of the annual bonus at 100% of target (payable in equal bi-weekly installments) and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period; (paid at the Company’s regular scheduled semi-annual bonus payment date) provided that no such payments shall be made prior to the 60th day following the termination under the Agreement (B)  subject to his timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA continuation coverage premiums for up to a maximum of twelve months, (C) executive outplacement services for up to six months and (D) immediate vesting of  all stock options, shares of restricted stock and Restricted Stock Units granted under any stock or stock option plan of the Company, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based) and not vested as of such termination date.

If Mr. Gallagher’s employment is terminated without “Cause” at any time prior to the Stated Termination Date or Anniversary Termination Date by the Company, absent the occurrence of a Change in Control or more than twelve months following a Change in Control, he will be entitled to (A) an amount equal to (x) twelve months of base salary (payable in equal bi-weekly installments) and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period, (paid at the Company’s regular scheduled semi-annual bonus payment date) (B)  subject to timely election of continuation coverage under COBRA, COBRA continuation coverage premiums for up to a maximum of twelve months, (C) executive outplacement services for up to six months, and (D) the continued vesting of all stock options, restricted stock and Restricted Stock Units previously granted which have not vested as of the termination date but would have vested within twelve months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based).

If Mr. Gallagher’s employment terminates on the Stated Termination Date or any Anniversary Termination Date, he will be entitled to (A) an amount equal to twelve months base salary, (B) the annual short-term bonus for the calendar year in which the Agreement expires, to the extent earned and not yet paid, and (C) the continued vesting of all stock options, restricted stock and Restricted Stock Units previously granted which have not vested as of such termination date but would have vested within twelve months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or Restricted Stock Units have been earned (if performance based).

The following table shows the estimated value transfer to each Named Executive Officer under various termination of employment scenarios (assuming the termination or death occurred on December 31, 2013):

Summary Chart Scenario	Ronald Michels (1)	David Cresci (2)	John vanSaders (3)	Jerry Miller (4)	Terrence Gallagher (5)	Total
If Retirement or Voluntary Resignation	$0	$0	$0	$0	$0	$0
If Termination for Cause	$0	$0	$0	$0	$0	$0
If Termination without Cause (absent a change in control)	$2,944,209	$541,549	$555,860	$453,162	$435,927	$4,930,706
If Change-In-Control followed by termination without cause or resignation for Good Reason	$3,384,209	$747,799	$780,860	$640,662	$623,427	$6,176,956
If Death Occurs	$994,711	$413,113	$342,174	$227,372	$204,775	$2,182,146

(1)	For Mr. Michels, the Termination without Cause and Change-In-Control payments include separation payments of $2,030,250 inclusive of second half 2013 short term incentive, accelerated vesting Restricted Stock Units of $880,632, outplacement benefits of $15,000, and medical and dental benefits of $18,327. The payment in the event of death represents the accelerated vesting of Restricted Stock Units, inclusive of second half 2013 short term incentive.

(2)	For Mr. Cresci, the Change-In-Control and Termination without Cause payments include separation payments of $532,080 (if Change-in-Control followed by a qualifying event) or $325,830 (if Termination without Cause) in both cases inclusive of second half 2013 short term incentive, twelve-months accelerated vesting of Restricted Stock Units of $177,115, outplacement benefits of $15,000 and, medical and dental benefits of $23,604. The payment in the event of death represents the accelerated vesting of all Restricted Stock Units, inclusive of second half 2013 short term incentive.

(3)	For Mr. van Saders, the Change-In-Control and Termination without Cause payments include separation payments of $525,000 (if Change-in-Control followed by a qualifying event) or $300,000 (if Termination without Cause), twelve-months accelerated vesting of Restricted Stock Units of $225,091, inclusive of second half 2013 short term incentive, outplacement benefits of $15,000 and, medical and dental benefits of $15,769. The payment in the event of death represents the accelerated vesting of all Restricted Stock Units, inclusive of second half 2013 short term incentive.

(4)	For Mr. Miller, the Change-In-Control and Termination without Cause payments include separation payments of $437,500 (if Change-in-Control followed by a qualifying event) or $250,000 (if Termination without Cause), twelve-months accelerated vesting of Restricted Stock Units of $170,693, inclusive of second half 2013 short term incentive, outplacement benefits of $15,000 and, medical and dental benefits of $17,469. The payment in the event of death represents the accelerated vesting of all Restricted Stock Units, inclusive of second half 2013 short term incentive.

(5)	For Mr. Gallagher, the Change-In-Control and Termination without Cause payments include separation payments of $437,500 (if Change-in-Control followed by a qualifying event) or $250,000 (if Termination without Cause), twelve-months accelerated vesting of Restricted Stock Units of $155,158, inclusive of second half 2013 short term incentive, outplacement benefits of $15,000 and, medical and dental benefits of $15,769. The payment in the event of death represents the accelerated vesting of all Restricted Stock Units, inclusive of second half 2013 short term incentive.

COMPENSATION AND HR COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

SUBMITTED BY THE COMPENSATION AND HR COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, Inc.

Harry T. Rein, Chairman
Lew Solomon
Dennis Strigl

The foregoing report of the Compensation and HR Committee is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as incorporated therein by reference.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If a stockholder of the Company wishes to have a proposal included in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by November 28, 2014 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2015 Annual Meeting. If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s by-laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of the Company.

One of the procedural requirements in the Company’s by-laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2015 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no later than 90 days before the first anniversary date of this Proxy Statement, to be presented at the meeting. If, however, the date of next year’s Annual Meeting is earlier than April 12, 2015, or later than June 11, 2015, the earliest date will be determined by the Board of Directors. Any such notice must provide the information required by the Company’s by-laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any). Under rules promulgated by the Securities and Exchange Commission, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above. Proposals may be mailed to the Company, to the attention of the Secretary, 141 Mt. Bethel Road, Warren, NJ 07059.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holder may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement may have been sent to multiple stockholders in the same household.  We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the Company to the attention of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

ANADIGICS, INC.

IMPORTANT ANNUAL MEETING INFORMATION	000004		C123455789
ENDORSEMENT LINE___________ SACKPACK __________		000000000.000000 ext	000000000.000000 ext
		00000C000.000000 ext	000000000.000000 ext
MR A SAMPLE		0000C0000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		Electronic Voting Instructions
ADD 1		Available 24 hours a day, 7 days a week!
ADD 2 ADD 3		Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
ADD 4		VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
ADD 5 ADD 6		Proxies submitted by the internet or telephone must be received by 11:59 p.m., Eastern Standard Time, May 5, 2014.

Vote by Internet
• Go to www.investorvote.com/and
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories , Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	( 1234 5678 9012 345)
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE ENCLOSED ENVELOPE. ▼

A Proposals— The Board of Directors recommends a vote "FOR" all 2 nominees listed and "FOR" Proposals 2 and 3.
1. Election of Directors	For	Against	Abstain		For	Against	Abstain
01 - Harry T. Rein	☐	☐	☐	02 - Dennis F. Strigl	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐	3. The approval, on an advisory basis, of the compensation of our Named Executive Officers	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

C 1234567890	JNT	MR A SAMPLE (THIS AREA SET UP TO ACCOMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
22BM	1 9 4 5 6 5 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The proxy statement and the 2013 Annual Report to Shareholders are available at:
http://materials.proxvvote.com/032515

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy-ANADIGICS, INC.
Meeting of Stockholders - May 6, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ronald Michels and Terrence G. Gallagher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ANADIGICS, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Meeting of Stockholders of the company to be held May 6, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)